Exhibit 10.5
Specific terms in this exhibit have been redacted, as marked with three asterisks (***), because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission.
GAS GATHERING AGREEMENT
BY AND BETWEEN
PIÑON GATHERING COMPANY, LLC
AND
SANDRIDGE EXPLORATION AND PRODUCTION, LLC
DATED
JUNE 30, 2009

TABLE OF EXHIBITS
EXHIBITS
Exhibit A — Map of Dedicated Area
Exhibit B — Dedicated Area Description
Exhibit C — Base Volumes
Exhibit D — Wellhead Meters
Exhibit E — Delivery Points
Exhibit F — Sub-Systems
Exhibit G — Trigger Event Example
Exhibit H — Gas Quality Specifications
Exhibit I — Monthly Average Receipt Point Pressure Example
Exhibit J — Gathering System
Exhibit K — Monthly Excess Bank Example
Exhibit L — Memorandum of Gas Gathering Agreement

GAS GATHERING AGREEMENT
     This Gas Gathering Agreement (as amended, restated or otherwise modified from time to time, the “Agreement”) is made and entered into this 30th day of June, 2009 (the “Effective Date”), by and between SANDRIDGE EXPLORATION AND PRODUCTION, LLC, a Delaware limited liability company (together with its Affiliates, successors and their respective Affiliates, “Shipper”), and PIÑON GATHERING COMPANY, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Gatherer”). Shipper and Gatherer may be referred to herein individually as “Party,” or collectively as the “Parties.”
RECITALS
     A. Gatherer owns and operates the Gathering System (as defined in Article 1 below).
     B. Shipper owns or controls Shipper’s Gas (as defined in Article 1 below) produced from wells connected to, or that in the future may be connected to, the Gathering System.
     C. Subject to the terms and conditions of this Agreement, Shipper desires, and has the capability, to deliver to Gatherer, and Gatherer desires to receive from Shipper, Shipper’s Gas, at the Receipt Points for Gathering on the Gathering System.
     D. In accordance with the terms and conditions of this Agreement, Gatherer will provide the Services with respect to Shipper’s Gas delivered to Gatherer hereunder.
     NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     Capitalized terms used in this Agreement shall have the following meanings:
     1.1 Accounting Arbitrator. The first of the following firms (or successor thereof) that has not been engaged by either of the Parties at any time during the one (1) year period immediately prior to the time of selection: Ernst & Young, KPMG, Deloitte, PricewaterhouseCoopers, Grant Thornton. If all of such firms (or their successors) have been engaged by either one or both of the Parties during such one (1) year period, then the Parties shall in good faith mutually agree on one of such firms (or their successors) or another accounting firm which has not been engaged by either of the Parties during such one (1) year period to serve as the Accounting Arbitrator.
     1.2 Adjusted Force Majeure Volumes. As defined in Section 3.3 of this Agreement.
     1.3 Affiliate. With respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     1.4 Agreement. As defined in the preamble of this Agreement.
     1.5 Alternate Delivery Points. Those points of delivery not identified as Delivery Points on Exhibit E, but which are agreed to by the Parties from time to time to act as Delivery Points hereunder.
     1.6 Base Fee. Subject to adjustment in accordance with Section 6.3, with respect to any Month, the sum of (i) *** and (ii) ***.
     1.7 Base Volume. With respect to any Month during the Term, the Volume of Gas set forth in Exhibit C applicable to such Month, prorated for any partial Month and as adjusted pursuant to Section 3.3; provided, that if at any time Dedicated Gas is permanently released from the Dedicated Area pursuant to the terms hereof, the Volumes of Gas set forth in Exhibit C shall be reduced in accordance with Section 3.6.
     1.8 Base Volume Monthly Gas Receipt. With respect to any Month, the total actual Volume of Gas received into the Gathering System during such Month that, without duplication, is (i) produced from a well located on lands within the Dedicated Area or on lands pooled or unitized therewith, (ii) produced from a well operated by Shipper and located on lands outside of the Dedicated Area or lands pooled or unitized therewith, or (iii) Shipper’s Gas.
     1.9 Btu or British Thermal Unit. The amount of heat required to raise the temperature of one (1) pound of water from fifty-nine degrees Fahrenheit (59ºF) to sixty degrees Fahrenheit (60ºF) at a constant pressure of fourteen and sixty-five hundredths (14.65) psia.
     1.10 Business Day. Any calendar day, other than a Saturday or Sunday, on which commercial banks in Dallas, Texas are open for business.
     1.11 Calendar Quarter or Quarterly. The quarterly periods of (i) January 1st through March 31st, (ii) April 1st through June 30th, (iii) July 1st through September 30th, and (iv) October 1st through December 31st.
     1.12 Calendar Year. The time period from January 1st through December 31st of the same calendar year.
     1.13 Central Clock Time. Central Standard time throughout the year, as adjusted for Central Daylight time.
     1.14 Century Plant. The CO2 gas treating and delivery plant under construction and owned by OXY USA, Inc. located in Section 68, Block 101, T.C. RR Company Survey, Pecos County, Texas.
     1.15 Cholla Gathering Agreement. That certain Gas Gathering Agreement dated June 30, 2009, between Cholla Pipeline, L.P. and SandRidge Exploration and Production, LLC relating to Gas being shipped on the Cholla gathering system.

     1.16 Claim. Any lawsuit, claim, proceeding, investigation, review, audit or other cause of action of any kind.
     1.17 Commodity Fee. As defined in Section 6.2 of this Agreement.
     1.18 Company Conveyance. That certain Assignment of Membership Interests dated as of June 30, 2009, between SandRidge Midstream, Inc. and TCW Pecos Midstream, LLC, together with all amendments, modifications or waivers thereto.
     1.19 Condensate. Hydrocarbons that have condensed from Gas downstream of a Receipt Point and are collected as a liquid in the Gathering System.
     1.20 Condensate Purchase Price. As defined in Section 6.4 of this Agreement.
     1.21 Confidentiality and Disclosure Agreement. That certain Confidentiality and Disclosure Agreement dated as of June 30, 2009, between SandRidge Energy, Inc., TCW Asset Management Company, and Piñon Gathering Company, LLC, together with all amendments, modifications or waivers thereto.
     1.22 CPI Index. The Consumer Price Index — All Urban Consumers (Series ID CUUR0000SA0), Not Seasonally Adjusted, U.S. city average, All items (Base Period 1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics.
     1.23 Cubic Foot of Gas. The volume of Gas occupying one (1) cubic foot of space when such Gas is at a base pressure of fourteen and sixty-five hundredths (14.65) psia and at a base temperature of sixty degrees Fahrenheit (60ºF). Whenever the conditions of pressure and temperature differ from the foregoing standard, conversion from the foregoing standard conditions shall be made in accordance with the Ideal Gas Laws.
     1.24 Day or Daily. A period of time commencing at 6:00 A.M., Central Clock Time, on a calendar day and ending at 6:00 A.M., Central Clock Time, on the next succeeding calendar day.
     1.25 Dedicated Area. The lands identified on the map attached hereto as Exhibit A and more particularly described on Exhibit B.
     1.26 Dedicated Gas. As defined in Section 2.1 of this Agreement.
     1.27 Dedication. As defined in Section 2.1 of this Agreement.
     1.28 Dehydration. The removal of water in its vapor phase from Gas, such that the Gas contains seven (7) pounds of water or less per MMcf.
     1.29 Delivery Point Gas. As defined in Section 2.4(c) of this Agreement.
     1.30 Delivery Point Gas Quality Specifications. As set forth in Exhibit H attached hereto.

     1.31 Delivery Points. The points of delivery identified in Exhibit E attached hereto and the Alternate Delivery Points.
     1.32 Effective Date. As defined in the preamble of this Agreement.
     1.33 Expansion Period. As defined in Section 4.2 of this Agreement.
     1.34 Expansions. As defined in Section 4.2 of this Agreement.
     1.35 Field Fuel. With respect to each Month and each Sub-System, the measured Quantity of Gas actually used and consumed in the operation of such Sub-System during such Month, including, but not limited to, compressor fuel, Dehydration fuel, and instrument Gas; provided, however, (i) if Other Shippers use Shipper Compression, then the Gas used and consumed in the operation of Shipper Compression shall also be included in Field Fuel for the applicable Sub-System, and (ii) for each Month following the first anniversary of the end of the Month in which the Expansion Period ends, Field Fuel for each Sub-System shall be limited to no more than one hundred ten percent (110%) of the average Monthly Field Fuel measured for such Sub-System during the twelve (12) Months immediately following the Month in which the Expansion Period ends.
     1.36 Firm Basis. The provision of Services hereunder, which may only be interrupted or curtailed by Gatherer as a result of a Force Majeure event or Maintenance.
     1.37 Force Majeure. As defined in Section 16.2 of this Agreement.
     1.38 Force Majeure Volumes. With respect to any Month, the Volumes of Gas that Shipper is not able to deliver into the Gathering System during such Month due to Force Majeure.
     1.39 Fuel, Lost and Unaccounted for Gas or FL&U. With respect to each Month and each of the Sweet Gas Gathering System and the Sour Gas Gathering System, the Thermal Content of Gas necessarily flared or vented on such system during such Month, Field Fuel for such system for such Month, and Gas that otherwise cannot be sufficiently accounted for in such system for such Month.
     1.40 G&A Expenses. All (i) costs, fees and expenses incurred by Gatherer in connection with any management, administration, marketing and other services necessary or advisable to run Gatherer’s business of owning and operating the Gathering System, including, without limitation, any fees of attorneys, consultants, Tax or financial accountants, auditors, experts or advisors, and (ii) other general or administrative expenses of Gatherer, to the extent, and only to the extent, that each of the foregoing is (x) not duplicative of any costs, fees or expenses included in the definition of Operating Expenses, (y) reasonably incurred in accordance with this Agreement, and (z) reasonably allocated to the Gathering System.
     1.41 GAAP. Generally accepted accounting principles, consistently applied.
     1.42 Gallon. One (1) U.S. gallon.

     1.43 Gas. Any mixture of hydrocarbons or of hydrocarbons and non-combustible gases produced from wells.
     1.44 Gatherer. As defined in the preamble of this Agreement.
     1.45 Gatherer Controlled Event. As defined in Section 2.8(c) of this Agreement.
     1.46 Gatherer Force Majeure Event. As defined in Section 2.8(b) of this Agreement.
     1.47 Gatherer Indemnified Parties. Gatherer, its successors and permitted assigns, and their respective Affiliates, shareholders, members, partners, officers, directors, employees, and agents.
     1.48 Gathering or Gather. The receipt of Gas by Gatherer at the Receipt Points for transportation, compression and/or Dehydration, and the delivery of Delivery Point Gas to the Delivery Points.
     1.49 Gathering Fees. As defined in Section 6.1 of this Agreement.
     1.50 Gathering System. The “Gathering System” as defined in the Membership Interest Purchase Agreement, as such gathering system is more particularly described in Exhibit J attached hereto, together with the facilities acquired by Gatherer in each Subsequent Acquisition, including all additions and alterations made to any of the foregoing by Gatherer from time to time.
     1.51 Governmental Authority. Any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body with jurisdiction over the Parties, this Agreement, any of the transactions contemplated hereby or the facilities utilized under this Agreement.
     1.52 Gross Heating Value. The number of Btus produced by the complete combustion in air, at a constant pressure, of one Cubic Foot of Gas when the products of combustion are cooled to the initial temperature of the Gas and air and all water formed by combustion is condensed to the liquid state. The resultant number of Btus determined above shall be adjusted to reflect the actual water content of the Gas at the Delivery Points except that Gas containing seven (7) pounds of water or less per MMcf shall be considered dry for purposes of this adjustment.
     1.53 Guaranty Agreements. Collectively, that certain (a) Guaranty Agreement dated as of June 30, 2009, by SandRidge Energy, Inc. in favor of TCW Pecos Midstream, LLC, (b) Guaranty Agreement dated as of June 30, 2009, by SandRidge Energy, Inc. in favor of Gatherer, (c) Guaranty Agreement dated as of June 30, 2009, by SandRidge Exploration and Production, LLC in favor of Gatherer, and (d) Guaranty Agreement dated as of June 30, 2009, by SandRidge Midstream, Inc. in favor of Gatherer, in each case, together with all amendments, modifications or waivers thereto.

     1.54 High-Pressure Sour Sub-System. That portion of the Gathering System that typically operates at pressures at or above seven hundred fifty (750) psig, and delivers Gas to a treating and/or processing plant for removal of carbon dioxide and other contaminants.
     1.55 High-Pressure Sweet Sub-System. That portion of the Gathering System that typically operates at pressures at or above seven hundred fifty (750) psig, and delivers such Gas to third-party pipelines.
     1.56 Ideal Gas Laws. The thermodynamic laws applying to perfect gases.
     1.57 Imbalance Cash-Out Price. For each Month, (i) the average of the daily “Midpoint” prices for that Month as reported in the Platt’s Gas Daily table entitled “Daily price survey ($/MMBtu)” under the heading “Permian Basin Area” in the row labeled “Waha,” minus (ii) the price per MMBtu to transport Gas from the applicable Delivery Point to Waha.
     1.58 Imbalance Gas. As defined in Section 11.4(a) of this Agreement.
     1.59 Initial Excess Pressure Period. As defined in Section 10.4(c) of this Agreement.
     1.60 Initial Force Majeure Period. As defined in Section 2.8(b) of this Agreement.
     1.61 Initial Purchase Price. The Purchase Price as defined in and paid by Gatherer pursuant to the Membership Interest Purchase Agreement.
     1.62 Initial Service Interruption Period. As defined in Section 2.8(c) of this Agreement.
     1.63 Intercompany Conveyance. That certain Assignment, Bill of Sale and Conveyance dated as of June 30, 2009, between SandRidge Midstream, Inc. and Piñon Gathering Company, LLC, together with all amendments, modifications or waivers thereto.
     1.64 Interests. Any right, title, or interest in lands and the right to produce oil and/or Gas therefrom, whether arising from fee ownership, working interest ownership, mineral ownership, leasehold ownership, farmout or other contractual arrangement or arising from any pooling, unitization, or communitization of any of the foregoing rights.
     1.65 L&U Percentage. With respect to each Month and each of the Sweet Gas Gathering System and the Sour Gas Gathering System, the percentage obtained by dividing (i) the sum of the Quantity of Gas necessarily flared or vented during such Month plus the Quantity of Gas that cannot be sufficiently accounted for in such system during such Month into (ii) the total Quantity of Gas received into such system during such Month.
     1.66 Line Pack. A Volume and Quantity of Gas equal to the Volume and Quantity of Gas in the Gathering System as of the Effective Date and from time to time thereafter.
     1.67 LLC Agreement. That certain Amended and Restated Limited Liability Company Agreement of Piñon Gathering Company, LLC, together with all amendments, modifications or waivers thereto.

     1.68 Loss. Any loss, cost, expense, liability, damage, sanction, judgment, lien, fine, or penalty, including attorney’s fees, incurred, suffered or paid by, or resulting to, the applicable indemnified Persons on account of (i) injuries (including death) to any Person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the indemnifying Party has indemnified the applicable indemnified Persons, (ii) any failure of any representation or warranty made by Shipper in this Agreement to be true and correct when made, or (iii) the breach of any covenant or agreement made or to be performed by the indemnifying Party pursuant to this Agreement.
     1.69 Lost and Unaccounted for Gas. With respect to each Month and each of the Sweet Gas Gathering System and the Sour Gas Gathering System, FL&U less Field Fuel; provided, however, for each Month, Lost and Unaccounted for Gas shall be limited to the product of (i) the Quantity of Gas received into such system during such Month and (ii) the lesser of (a) one and one-half percent (1.5%) or (b) two hundred percent (200%) of the average L&U Percentage for such system for the twelve (12) Months immediately preceding such Month.
     1.70 Low-Pressure Sour Sub-System. That portion of the Gathering System that typically operates at pressures below two hundred fifty (250) psig, and delivers Gas to a treating and/or processing plant for removal of carbon dioxide and other contaminants.
     1.71 Low-Pressure Sweet Sub-System. That portion of the Gathering System that typically operates at pressures below two hundred fifty (250) psig, and delivers Gas to third-party pipelines.
     1.72 Maintenance. As defined in Section 9.1 of this Agreement.
     1.73 Material Error. As defined in Section 13.4 of this Agreement.
     1.74 Mcf. One thousand (1,000) Cubic Feet of Gas.
     1.75 Measurement Dispute. As defined in Section 13.12 of this Agreement.
     1.76 Measurement Expert. As defined in Section 13.12 of this Agreement.
     1.77 Measurement Meter. Any meter used to determine the Volume and Quantity of Shipper’s Gas delivered into the Gathering System hereunder at the Receipt Points, which meters shall be Shipper’s wellhead meters.
     1.78 Membership Interest Purchase Agreement. That certain Membership Interest Purchase Agreement dated as of June 30, 2009, by and between SandRidge Midstream, Inc. and TCW Pecos Midstream, LLC, together with all amendments, modifications or waivers thereto.
     1.79 Memorandum. As defined in Section 2.10 of this Agreement.
     1.80 Mid-Pressure Sour Sub-System. That portion of the Gathering System that typically operates at pressures at or above two hundred fifty (250) psig and below seven hundred fifty (750) psig, and delivers Gas to a treating and/or processing plant for removal of carbon dioxide and other contaminants.

     1.81 Mid-Pressure Sweet Sub-System. That portion of the Gathering System that typically operates at pressures at or above two hundred fifty (250) psig and below seven hundred fifty (750) psig, and delivers such Gas to third-party pipelines.
     1.82 MMBtu. One million (1,000,000) Btus.
     1.83 MMcf. One million (1,000,000) Cubic Feet of Gas.
     1.84 MMcf/D. One million (1,000,000) Cubic Feet of Gas per Day.
     1.85 Month or Monthly. A period commencing at 6:00 A.M., Central Clock Time, on the first day of a calendar month and extending until 6:00 A.M., Central Clock Time, on the first day of the next succeeding calendar month.
     1.86 Monthly Average Receipt Point Pressure. With respect to each Sub-System, each Month, the Volume-weighted average pressure (in psig) measured at the downstream static pressure tap of each Measurement Meter at or near each Receipt Point delivering into such Sub-System, which shall be calculated by multiplying (i) the total Daily Volume for each Day during such Month at each such point by (ii) the average pressure (in psig) for such Day at such point; summing the resulting products for all such Days and points; and then dividing the resulting sum by the sum of such Daily Volumes, and rounding the quotient to the nearest whole number; provided, however, if Shipper Compression is installed on such Sub-System, the point at which pressure shall be measured shall be downstream of the discharge of such Shipper Compression, and the individual Receipt Points upstream of such Shipper Compression shall not be included. In the calculation of Monthly Average Receipt Point Pressure, Gatherer may exclude any Day when any of the following conditions occur: (i) Force Majeure, (ii) Maintenance, not to exceed one hundred (100) hours per Calendar Year, or (iii) when Shipper’s Gas on such Sub-System exceeds the Sub-System Capacity for such Sub-System, not to exceed five (5) Days in any Month and not to exceed thirty (30) Days in any Calendar Year. In order for any Day to qualify for exclusion because of Force Majeure or Maintenance, Gatherer must give Shipper written notice within three (3) Business Days after the occurrence of such event. Gatherer shall provide Shipper with the calculation of the Monthly Average Receipt Point Pressure for each Sub-System within thirty (30) Days following the end of each Month. An example calculation of the Monthly Average Receipt Point Pressure is set forth in Exhibit I attached hereto.
     1.87 Monthly Excess Bank. As defined in Section 3.1 of this Agreement.
     1.88 Monthly Excess Volumes. As defined in Section 3.1 of this Agreement.
     1.89 Monthly Gas Receipt. With respect to any Month, the actual Volume of Gas delivered by Shipper to Gatherer at the Receipt Points during such Month pursuant to this Agreement, as measured at the Measurement Meters, less and except any Gas brought into the Gathering System solely for Field Fuel or that is recirculated in the Gathering System.
     1.90 Monthly Shortfall. As defined in Section 3.2 of this Agreement.
     1.91 Monthly Shortfall Offset Amount. As defined in Section 3.2(b) of this Agreement.

     1.92 Monthly Shortfall Payment. As defined in Section 3.2 of this Agreement.
     1.93 Monthly Waha Index Price. The first of the month “Index” price for Gas published in Platt’s Inside FERC’s Gas Market Report in the table entitled “Market Center Spot Gas Prices” under the heading “West Texas” in the row entitled “Waha” for the applicable Month.
     1.94 Negative Shipper Monthly Imbalance Quantity. With respect to any Month, the amount, if any, by which (i) the Quantity of Delivery Point Gas delivered by Gatherer for Shipper’s account at the Delivery Points during such Month exceeds (ii) the Quantity of the Monthly Gas Receipt for such Month, less the Quantity Reductions.
     1.95 Net Condensate Proceeds. With respect to each Month and each Sub-System, the gross proceeds received by Gatherer (in U.S. Dollars) for the sale of Condensate collected on such Sub-System during such Month, net of transportation, storage, and/or similar charges or costs incurred by Gatherer in connection with the sale of such Condensate.
     1.96 Non-Dedicated Area Connected Wells. As defined in Section 2.1(c) of this Agreement.
     1.97 Non-Gatherer Force Majeure Event. Any Force Majeure event that does not constitute a Gatherer Force Majeure event.
     1.98 O&M Agreement. That certain Operations and Maintenance Agreement dated as of the Effective Date, by and between SandRidge Midstream, Inc. and Gatherer, as amended, restated or otherwise modified from time to time, wherein Gatherer has appointed SandRidge Midstream, Inc. to operate the Gathering System on behalf of Gatherer.
     1.99 Off-Specification Receipts. As defined in Section 12.2 of this Agreement.
     1.100 Operated Gas. Shipper’s Gas and any other Gas produced from wells operated by Shipper and delivered to the Gathering System.
     1.101 Operating Expenses. With respect to each Sub-System, each Month, without duplication, the sum of, in each case as reasonably allocated to the Gathering System and as further reasonably allocated to such Sub-System and not to exceed cost and expense that would be incurred by a reasonably prudent operator of unregulated natural gas gathering pipelines, ***.
     1.102 Operations Fee. Subject to Section 10.4, with respect to each Sub-System, each Month, the quotient of (i) the Operating Expenses for such Sub-System for such Month, divided by (ii) the greater of (x) total Volume of Gas delivered into such Sub-System during such Month or (y) one (1) Mcf.
     1.103 Other Shipper. Any Person other than Shipper for whom Gatherer provides gathering, compression, Dehydration, and/or measurement services on the Gathering System.
     1.104 Parties. As defined in the preamble of this Agreement.

     1.105 Party. As defined in the preamble of this Agreement.
     1.106 Person. An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     1.107 Positive Shipper Monthly Imbalance Quantity. With respect to any Month, the amount, if any, by which (i) the Quantity of the Monthly Gas Receipt for such Month, less the Quantity Reductions, exceeds (ii) the Quantity of Delivery Point Gas delivered by Gatherer for Shipper’s account at the Delivery Points during such Month.
     1.108 Prior Dedications. (i) As to the Interests owned by Shipper within the Dedicated Area as of the Effective Date, all dedications or commitments for gathering services burdening such Interests as of the Effective Date, (ii) as to any Interests acquired by Shipper within the Dedicated Area after the Effective Date, any dedication or commitment for gathering services burdening such Interests which is existing as of the time of any such acquisition, and (iii) as to any Interests acquired by any successor of Shipper within the Dedicated Area, all dedications or commitments for gathering services burdening such Interests, which are existing as of the time of any such acquisition or that are placed on such Interests prior to any such successor becoming a successor of Shipper; provided that such dedication or commitment was not incurred in anticipation of such acquisition.
     1.109 Production Taxes. All gross production, severance, conservation, and similar or other Taxes now existing or in the future imposed and measured by or based upon production, together with all Taxes on the right or privilege of ownership of Shipper’s Gas, or upon the Services.
     1.110 Proposed Operating Expense Budget. As defined in Section 6.6(b) of this Agreement.
     1.111 psia. Pressure expressed in pounds per square inch absolute.
     1.112 psig. Pressure expressed in pounds per square inch gauge.
     1.113 Quantity. Gas as measured on an MMBtu basis.
     1.114 Quantity Reductions. With respect to each Month, the total Quantity of (i) Shipper’s Gas measured at the Measurement Meters and used by Shipper pursuant to Section 8.3 during such Month, (ii) Shipper’s Pro Rata Share of Field Fuel for such Month, (iii) Shipper’s Pro Rata Share of Lost and Unaccounted for Gas for such Month and (iv) the Thermal Content of Shipper’s Pro Rata Share of Condensate for such Month.
     1.115 Receipt Point Gas Quality Specifications. As set forth on Exhibit H attached hereto.
     1.116 Receipt Points. The points of interconnection between the Gathering System and other facilities where Gas is delivered into the Gathering System, including, without limitation,

the points identified on Exhibit D. Exhibit D shall be amended by the Parties from time to time to reflect the addition of new Receipt Points.
     1.117 Released Gas. Gas that would have been Dedicated Gas hereunder but was permanently released from the Dedication and this Agreement pursuant to the terms hereof.
     1.118 Scheduled Nomination. As defined in Section 11.2(b) of this Agreement.
     1.119 Services. As defined in Section 2.4 of this Agreement.
     1.120 Shipper. As defined in the preamble of this Agreement.
     1.121 Shipper Compression. Collectively, any facilities installed by Shipper under Section 8.2.
     1.122 Shipper Indemnified Parties. Shipper, its permitted assigns, and their respective Affiliates, shareholders, members, partners, officers, directors, employees, and agents.
     1.123 Shipper Volume Forecast. As defined in Section 6.6(a) of this Agreement.
     1.124 Shipper’s Gas. All Gas now or hereafter owned or controlled by Shipper and delivered to the Gathering System pursuant to the terms of this Agreement.
     1.125 Shipper’s Pro Rata Share. With respect to a Sub-System, the Sweet Gas Gathering System or the Sour Gas Gathering System, each Month, a percentage, expressed in decimal form, calculated by dividing (i) the total Quantity of that portion of the Monthly Gas Receipt delivered into such Sub-System, the Sweet Gas Gathering System or the Sour Gas Gathering System, as the case may be, during such Month, by (ii) the total Quantity of Gas received into such Sub-System, the Sweet Gas Gathering System or the Sour Gas Gathering System, as the case may be, during such Month; provided, however, with respect to allocation of Field Fuel on the Low-Pressure Sour Sub-System, the Mid-Pressure Sour Sub-System, the High-Pressure Sour Sub-System or the Sour Gas Gathering System, such percentage shall be calculated by dividing (i) the total Volume of that portion of the Monthly Gas Receipt delivered into the Low-Pressure Sour Sub-System, the Mid-Pressure Sour Sub-System, the High-Pressure Sour Sub-System or the Sour Gas Gathering System, as the case may be, during such Month, by (ii) the total Volume of Gas received into the Low-Pressure Sour Sub-System, the Mid-Pressure Sour Sub-System, the High-Pressure Sour Sub-System or the Sour Gas Gathering System, as the case may be, during such Month.
     1.126 Similarly Situated Shipper. Any Other Shipper that is similarly situated to Shipper, as determined by applying the criteria set forth in Rule 2.1(b)(16) of Chapter 2 of Part 1 of Title 16 of the Texas Administrative Code or any successor or replacement rule.
     1.127 Sour Gas Gathering System. That portion of the Gathering System comprised of the Low-Pressure Sour Sub-System, the Mid-Pressure Sour Sub-System, and the High-Pressure Sour Sub-System.
     1.128 Subsequent Acquisition. As defined in Section 4.3 of this Agreement.

     1.129 Subsequent Acquisition Purchase Price. As defined in Section 4.3 of this Agreement.
     1.130 Sub-System. The integrated portions of the Gathering System described on Exhibit F attached hereto.
     1.131 Sub-System Capacity. Individually for each Sub-System, the Mcf per Day Volume shown on Exhibit F attached hereto, as such capacity may be increased from time to time as a result of any Subsequent Acquisitions.
     1.132 Sub-System Turnover Average Receipt Point Pressure. With respect to each Sub-System, one hundred and five percent (105%) of the average of the Monthly Average Receipt Point Pressure for the lesser of (x) twelve (12) Months, but excluding the three (3) highest pressure Months and the three (3) lowest pressure Months, or (y) if the last capital project occurred less than twelve (12) months prior to the calculation date, the number of Months since the last capital project (including, without limitation, Expansions) was performed that reduced the pressure on such Sub-System, in each case, immediately preceding the Month following the one (1) year anniversary of the end of the Expansion Period.
     1.133 Surface Use Agreement. That certain Amended Surface Use and Damages Agreement dated September 21, 2007, between Longfellow Ranch Partners, LP and SandRidge Energy, Inc. covering lands in Pecos, Terrell, and Brewster Counties, Texas.
     1.134 Sweet Gas Gathering System. That portion of the Gathering System comprised of the Low-Pressure Sweet Sub-System, the Mid-Pressure Sweet Sub-System, and the High Pressure Sweet Sub-System.
     1.135 System Capacity. The Gathering System throughput capacity as it exists on the Effective Date, as increased from time to time as a result of any Subsequent Acquisitions.
     1.136 Tax or Taxes. Any (i) federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes or charges imposed by any Governmental Authority, and including any interest and penalties (civil or criminal) on or additions to any such taxes, but expressly excluding any income tax or tax based on income, such as, without limitation, the franchise tax set forth in V.T.C.A. Tax Code Section 171.0001 et. seq., as the same may be amended or recodified from time to time, and (ii) liability for items in (i) of any other Person by contract, operation of Law (including Treasury Regulation 1.1502-6) or otherwise.
     1.137 Term. As defined in Article 5 of this Agreement.
     1.138 Termination Event. As defined in the Intercompany Conveyance.
     1.139 Thermal Content. With respect to Gas, the product of (i) a volume of Gas and (ii) the Gross Heating Value of such Gas, adjusted to a same pressure base of fourteen and sixty-

five hundredths (14.65) psia, expressed in MMBtus; and with respect to Condensate, the product of (i) a volume of Condensate and the (ii) Gross Heating Value of such Condensate, expressed in MMBtus.
     1.140 Thermally Equivalent. An equal number of MMBtus.
     1.141 Third Party Gas. Gas other than Shipper’s Gas.
     1.142 Third Party Receipt Point Gas Quality Specifications. The Receipt Point Gas Quality Specifications for Third Party Gas set forth on Exhibit H attached hereto.
     1.143 Third Party Shipper. Enterprise Products Operating, LLC, to the extent it delivers Third Party Shipper Gas.
     1.144 Third Party Shipper Gas. Gas delivered to the Gathering System by Third Party Shipper pursuant to that certain Gathering Agreement dated June 26, 2009, between Enterprise Products Operating, LLC, as shipper, and SandRidge Midstream, Inc.
     1.145 Transaction Documents. Collectively, this Agreement, the O&M Agreement, the Membership Interest Purchase Agreement, the Intercompany Conveyance, the Company Conveyance, the Guaranty Agreements, the Confidentiality and Disclosure Agreement, and the LLC Agreement.
     1.146 Trigger Event. The date on which the stream of cash flows consisting of the Base Fee, the Commodity Fee, the Monthly Shortfall Payments, and all amounts (or the value of non-cash consideration) paid by third parties for services on the Gathering System with respect to Operated Gas (exclusive of amounts attributable to the reimbursement of Gatherer for Operating Expenses), when discounted back to the Effective Date from each date of receipt by Gatherer of such amounts, first results in an internal rate of return to Gatherer, as calculated in accordance with Microsoft’s Excel’s internal rate of return function, of *** on the sum of (i) ***, (ii) ***, and (iii) ***. An example of how the Trigger Event is to be calculated is included in Exhibit G.
     1.147 Volume. Gas as measured on an Mcf basis.
     1.148 Voting Securities. As it relates to a Person, securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
     1.149 Year. A period of three hundred sixty-five (365) consecutive Days; provided, however, any year that contains the date of February 29 shall consist of three hundred sixty-six (366) consecutive Days.

ARTICLE 2
DEDICATION AND SERVICES
     Section 2.1 Dedication. Shipper hereby dedicates for Gathering under this Agreement and, subject to the other terms and conditions hereof, shall deliver, or cause to be delivered, hereunder to Gatherer at the Receipt Points, the following (the “Dedication,” and the Gas that is the subject of the Dedication being herein referred to as the “Dedicated Gas”):
     (a) all Gas produced and saved from wells now or hereafter located within the Dedicated Area or on lands pooled or unitized therewith, to the extent such Gas is attributable to Interests within the Dedicated Area now owned or hereafter acquired by Shipper and not delivered or used as permitted pursuant to Section 8.3;
     (b) with respect to wells now or hereafter located within the Dedicated Area or on lands pooled or unitized therewith for which Shipper is the operator, Gas produced from such wells which is attributable to Interests in such wells owned by other working interest owners and royalty owners which is not (i) taken “in-kind” by such working interest owners and royalty owners or (ii) delivered or used as permitted pursuant to Section 8.3, and for which Shipper has the right or obligation to gather such Gas, but only for the period that Shipper has such right or obligation;
     (c) all Gas produced and saved from wells that are located outside of the Dedicated Area but are connected to the Gathering System as of the Effective Date (“Non-Dedicated Area Connected Wells”), to the extent such Gas is attributable to Interests now owned or hereafter acquired by Shipper and not delivered or used as permitted pursuant to Section 8.3; and
     (d) with respect to Non-Dedicated Area Connected Wells for which Shipper is the operator, Gas produced from such Non-Dedicated Area Connected Wells which is attributable to Interests in such Non-Dedicated Area Connected Wells owned by other working interest owners and royalty owners which is not (i) taken “in-kind” by such working interest owners and royalty owners or (ii) delivered or used as permitted pursuant to Section 8.3, and for which Shipper has the right or obligation to gather such Gas, but only for the period that Shipper has such right or obligation;
provided, however, with respect to Dedicated Gas that is subject to a Prior Dedication, such Gas shall not be subject to the Dedication during the existence of such Prior Dedication. In the event that any such Prior Dedication expires or terminates, then the Gas subject to such Prior Dedication shall automatically be included within the Dedication and subject to this Agreement without any further actions by Shipper. In the event that at any time in the future Shipper has the right or ability to terminate any such Prior Dedication, then Shipper shall terminate such Prior Dedication, and upon such termination, the Gas subject to such Prior Dedication shall automatically be included within the Dedication and subject to this Agreement without any further actions by the Parties. Nothing herein shall obligate Shipper to terminate any Prior Dedication to the extent that such termination would require Shipper to file suit, bring any arbitral or mediation proceeding, incur any cost, or pay any termination fee or penalty. Shipper (but excluding any successors and assigns) represents to Gatherer, that, as of the Effective Date,

Shipper (but excluding any successors and assigns) is not subject to any Prior Dedications, other than the Cholla Gathering Agreement and the agreement between Shipper and Third Party Shipper transferring the Third Party Shipper Gas to Third Party Shipper.
     Section 2.2 Shipper’s Right To Deliver Other Gas. Subject to the other terms and conditions hereof, Shipper shall have the continuing right to deliver Gas (other than Dedicated Gas) to Gatherer at the Receipt Points, and Gatherer shall provide Services for such Gas on the Gathering System.
     Section 2.3 Covenant Running with the Land. This Agreement shall (i) be a covenant running with (x) the Gathering System, (y) the Interests now owned or hereafter acquired by Shipper and its assigns within the Dedicated Area and (z) the Non-Dedicated Area Connected Wells, (ii) be binding on and enforceable by Gatherer against Shipper and its assigns, and (iii) be binding on and enforceable by Shipper against Gatherer. In the event Shipper sells, transfers, conveys, assigns, grants or otherwise disposes of all or any Interests in the Dedicated Area or the Non-Dedicated Area Connected Wells, then any such sale, transfer, conveyance, assignment or other disposition shall be expressly subject to this Agreement and state such in any instrument of conveyance. In the event Gatherer sells, transfers, conveys, assigns, grants or otherwise disposes of all or any interest in the Gathering System, then any such sale, transfer, conveyance, assignment or other disposition shall be expressly subject to this Agreement and state such in any instrument of conveyance.
     Section 2.4 Services. Subject to the terms and conditions of this Agreement, Gatherer agrees, during each Month of the Term, to provide the following services, each on a Firm Basis, (collectively, the “Services”):
     (a) receive, or cause to be received, from Shipper, Shipper’s Gas at the Receipt Points;
     (b) gather, Dehydrate, and compress Gas received from Shipper hereunder; and
     (c) deliver, or cause to be delivered, to Shipper, and Shipper shall accept, or cause to be accepted, at the Delivery Points, each Month, a Volume and Quantity of Gas that is equal to the Volume of, and Thermally Equivalent to the Quantity of, the Monthly Gas Receipt for such Month, less the Quantity Reductions for such Month (such Gas delivered to Shipper hereunder at the Delivery Points being herein referred to as the “Delivery Point Gas”).
     Section 2.5 Operation and Maintenance of Gathering System. Gatherer shall (i) be entitled to complete operational control of the Gathering System, (ii) operate and maintain the Gathering System in accordance in all material respects with all applicable laws, rules and regulations, as a prudent operator in accordance with good practices in the unregulated natural gas gathering industry and in a cost efficient and effective manner for Shipper, including, without limitation, (x) minimizing recycle volumes and other practices that would result in excessive Field Fuel, (y) using electric compression or Gas compression where appropriate and (z) using owned or leased compression facilities where appropriate, and (iii) operate and maintain the Sweet Gas Gathering System and the Sour Gas Gathering System as separate systems and shall not commingle the Gas streams between such systems, without Shipper’s prior written consent; provided that Gatherer shall have the unqualified right to commingle Shipper’s Gas with other Gas within each such system; provided that such other Gas meets the Third Party Receipt Point Gas Quality Specifications.
     Section 2.6 Priority of Services; Curtailment. Gatherer agrees not to provide services for Third Party Gas on the Gathering System on a basis that has a priority higher than Shipper is entitled to under this Agreement. If for any reason (including, without limitation, Force Majeure, Maintenance, or constraints at the Delivery Points) Gatherer needs to curtail receipt, gathering or delivery of Gas on the Gathering System, the following procedures shall be followed:
     (a) First, Gas deliveries from all Persons other than Shipper and Similarly Situated Shippers shall be curtailed prior to any curtailment or interruption of Shipper’s Gas or Gas from Similarly Situated Shippers; and
     (b) Second, if additional curtailments are required beyond Section 2.6(a) above, Gatherer shall curtail Shipper’s Gas and Gas from Similarly Situated Shippers, and allocate the capacity of the Gathering System, at the affected point on a pro rata basis based upon Shipper’s and other Similarly Situated Shippers’ last confirmed nominations through the affected point prior to the event causing the curtailment.
Notwithstanding anything to the contrary herein contained, to the extent Gas deliveries from Persons other than Shipper or Similarly Situated Shippers causes or would reasonably be expected to cause a reduction in the production of any of Shipper’s Gas or Similarly Situated Shippers’ Gas, Gatherer shall curtail receipts of Gas deliveries from such Persons into the Gathering System.
     Section 2.7 Third Party Gas. Gatherer agrees that Third Party Gas delivered into the Gathering System shall meet the Third Party Receipt Point Gas Quality Specifications; provided, however, Shipper may, at its option, agree to allow Gatherer to accept Third Party Gas that does not meet the Third Party Receipt Point Gas Quality Specifications on an interruptible basis; provided, however, any incremental FL&U and costs incurred by Shipper as a result of such non-conforming Third Party Gas shall be borne by Gatherer and reimbursed to Shipper.
     Section 2.8 Release of Dedicated Gas.
     (a) Temporary Release. If (i) Gatherer is unable to provide Services with respect to all or any Volume of the Dedicated Gas that Shipper is ready, willing, and able to deliver, or cause to be delivered, in accordance with the terms of this Agreement, and (ii) no event has occurred or condition exists that constitutes a material breach or violation of, or a failure to comply with, this Agreement or the O&M Agreement on the part of Shipper which remains uncured, then (y) Shipper, at its option, may elect to temporarily release the Volume of Dedicated Gas for which Gatherer is unable to provide Services from this Agreement by delivering written notice thereof to Gatherer, and (z)

during such period of time, Shipper shall have the right to deliver such volume of Dedicated Gas to alternative facilities for the provision of services. Upon the resumption of Gatherer’s ability to provide Services, Gatherer shall provide written notice thereof to Shipper, such temporary release shall end and Shipper shall resume the delivery of all Dedicated Gas to Gatherer no later than the first Day of the second Month immediately following Gatherer’s ability to provide Services. Nothing herein shall relieve Gatherer of any liability for failure to provide Services pursuant to, and in accordance with, the terms of this Agreement.
     (b) Permanent Release on Account of Force Majeure. If (i) Gatherer because of Force Majeure is unable to provide Services, for (A) a period of one hundred eighty (180) Days or more during any Year or (B) a continuous period of ninety (90) Days or more, at any Receipt Point (the “Initial Force Majeure Period”), for all or any Volume of Dedicated Gas that Shipper is ready, willing, and able to deliver to such Receipt Point in accordance with the terms of this Agreement, and (ii) no event has occurred or condition exists that constitutes a material breach or violation of, or a failure to comply with, this Agreement or the O&M Agreement on the part of Shipper which remains uncured, then (y) Shipper, at its option, may elect to permanently release the Dedicated Gas produced from the wells delivering to such Receipt Point from the Dedication and this Agreement by delivering written notice thereof to Gatherer, and (z) if Shipper exercises such option, Shipper and Gatherer shall acknowledge in writing the wells and Dedicated Gas that have been released from the Dedication and this Agreement. Notwithstanding anything herein to the contrary, no Dedicated Gas shall be released pursuant to this paragraph (b) prior to the occurrence of the Trigger Event, unless (i) the applicable Force Majeure event is a condition or circumstance that may be remedied by Gatherer (a “Gatherer Force Majeure Event”) and (ii) at any time after the end of the Initial Force Majeure Period, Gatherer is not using commercially reasonable efforts to remedy the situation with all reasonable dispatch; provided, however, that with respect to any Gatherer Force Majeure Event, if after an additional ninety (90) Days after the end of the Initial Force Majeure Period, Gatherer has failed to remedy such Gatherer Force Majeure Event, then Shipper, at its option, may elect to permanently release the Dedicated Gas produced from the wells delivering to such Receipt Point as provided above.
     (c) Permanent Release for Other Reasons. If (i) Gatherer, for any reason other than Force Majeure, is unable to provide Services, for (A) a period of one hundred eighty (180) Days or more during any Year or (B) a continuous period of ninety (90) Days or more, at any Receipt Point (the “Initial Service Interruption Period”), at any Receipt Point, for all or any Volume of Dedicated Gas that Shipper is ready, willing, and able to deliver to such Receipt Point in accordance with the terms of this Agreement, and (ii) no event has occurred or condition exists that constitutes a material breach or violation of, or a failure to comply with, this Agreement or the O&M Agreement on the part of Shipper which remains uncured, then (y) Shipper, at its option, may elect to permanently release the Dedicated Gas produced from the wells delivering to such Receipt Point from the Dedication and this Agreement by delivering written notice thereof to Gatherer, and (z) if Shipper exercises such option, Shipper and Gatherer shall acknowledge in writing the wells and Dedicated Gas that have been released from the

Dedication and this Agreement. Notwithstanding anything herein to the contrary, no Dedicated Gas shall be released pursuant to this paragraph (c) prior to the occurrence of the Trigger Event, unless (i) the applicable condition or circumstance can be remedied by Gatherer (a “Gatherer Controlled Event”) and (ii) at any time after the end of the Initial Service Interruption Period, Gatherer is not using commercially reasonable efforts to remedy the situation with all reasonable dispatch; provided, however, that with respect to any Gatherer Controlled Event, if after an additional ninety (90) Days after the end of the Initial Service Interruption Period, Gatherer has failed to remedy the Gatherer Controlled Event, then Shipper, at its option, may elect to permanently release the Dedicated Gas produced from the wells delivering to such Receipt Point as provided above. Nothing herein shall relieve Gatherer of any liability for failure to provide Services pursuant to, and in accordance with, the terms of this Agreement.
     Section 2.9 Maintenance of System Capacity. After expiration of the Expansion Period, Gatherer shall maintain the System Capacity and each Sub-System Capacity and shall not take, without Shipper’s prior written consent, any action that could cause the System Capacity or any Sub-System Capacity to be reduced or Shipper’s ability to deliver Gas to any Receipt Point to be reduced, including, without limitation, the removal of owned or leased compression facilities on the Gathering System or the implementation of pipeline modifications.
     Section 2.10 Memorandum of Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit L attached hereto (the “Memorandum”) which shall be placed of record in the counties in which the Dedicated Area is located.
     Section 2.11 No Breach. No violation of any of the terms or conditions of this Agreement or failure to provide Services hereunder shall be deemed a breach of this Agreement by Gatherer if and to the extent such violation or failure results, directly or indirectly, from a breach of the O&M Agreement by Shipper.
ARTICLE 3
MONTHLY SHORTFALL PAYMENTS
     Section 3.1 Deliveries in Excess of the Base Volume. If, during any Month up to and including the Month in which the Trigger Event occurs, (i) the Base Volume Monthly Gas Receipt for such Month is greater than (ii) the Base Volume for such Month (the volume difference being “Monthly Excess Volumes”), Shipper shall add such Monthly Excess Volumes to a notional account (the “Monthly Excess Bank”). The balance in the Monthly Excess Bank shall be (x) reduced each Month by the Monthly Shortfall Offset Amount (hereinafter defined), if any, and (y) increased as provided in Section 3.6(b).
     Section 3.2 Deliveries Less Than the Base Volume. If, during any Month up to and including the Month in which the Trigger Event occurs, (i) the Base Volume Monthly Gas Receipt for such Month is less than (ii) the Base Volume for such Month, as reduced by the Volume of Gas that Shipper is ready, willing, and able to deliver during such Month pursuant to and in accordance with the terms of this Agreement but is not received by Gatherer due to

Gatherer’s failure to receive Shipper’s Gas in material breach of the terms of this Agreement (such amount by which (i) above is less than (ii) above, being the “Monthly Shortfall”), then Shipper shall pay to Gatherer an amount (the “Monthly Shortfall Payment”) equal to the product of the following:
          (a) the Base Fee applicable to such Month; and
          (b) the Monthly Shortfall minus the lesser of (1) the balance in the Monthly Excess Bank as of the beginning of such Month or (2) the Monthly Shortfall (such lesser amount being the “Monthly Shortfall Offset Amount”).
     Section 3.3 Force Majeure Volumes. During any Month in which there are Force Majeure Volumes, the Volume of Gas set forth in Exhibit C for such Month shall be reduced by such Force Majeure Volumes, and such Force Majeure Volumes shall be deducted from the balance in the Monthly Excess Bank. If there are Force Majeure Volumes remaining after such deduction (“Adjusted Force Majeure Volumes”), the Volume of Gas set forth in Exhibit C for each subsequent Month during which there are no Force Majeure Volumes shall equal the greater of (A) one hundred ten percent (110%) of such Volume and (B) the total Base Volume Monthly Gas Receipt for such Month until such time as the Base Fee has been paid with respect to Volumes in excess of the Volumes set forth in Exhibit C equal to the Adjusted Force Majeure Volumes. Notwithstanding anything herein to the contrary, the Volume of Gas set forth in Exhibit C shall not be reduced for a period longer than six (6) Months after the first Month in which there are Force Majeure Volumes unless such Force Majeure Volumes are due to a Gatherer Force Majeure Event.
     Section 3.4 Monthly Shortfall Payments Offset Against Future Fees. The Monthly Shortfall Payments shall be used to offset any Base Fees due hereunder with respect to any Monthly Excess Volumes in any subsequent Month; provided, however, in such event, the balance in the Monthly Excess Bank shall be reduced by the Monthly Excess Volumes for which Base Fees due thereon were offset by such Monthly Shortfall Payments.
     Section 3.5 Example of Operation of Monthly Excess Bank. An example of the operation of the Monthly Excess Bank, including the calculation of Monthly Excess Volumes, Monthly Shortfalls, Monthly Shortfall Payments and Monthly Shortfall Offset Amounts is set forth on Exhibit K attached hereto.
     Section 3.6 Adjustment to Account for Released Gas.
          (a) If at any time Dedicated Gas is permanently released from the Dedication and this Agreement pursuant to the terms hereof, Gatherer and Shipper shall negotiate in good faith a mutually agreeable reduction in the Base Volumes in order to account for the Released Gas. In the event that the Parties cannot agree on such reduction in the Base Volumes within thirty (30) days after the date on which such permanent release becomes effective, then the Accounting Arbitrator shall settle the dispute. In settling the dispute, the Accounting Arbitrator (a) shall determine the Volumes of Released Gas and the likely production curve based upon the then proved producing reserves of the wells delivering to the applicable Receipt Point and such Volumes shall be deducted from the Base Volumes and (b) shall be permitted to engage technical consultants, including independent engineering firms, as necessary. Within ten (10) days after the selection of the Accounting Arbitrator, each of the Parties shall summarize and submit its position with regard to the dispute to the Accounting Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision with respect to the dispute. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne one-half by Shipper and one-half by Gatherer.
          (b) Additions to Monthly Excess Bank. If (i) there are deductions to the Monthly Excess Bank for Force Majeure Volumes pursuant to this Article, and (ii) the wells and/or Receipt Points attributable to such Force Majeure Volumes are thereafter permanently released from the Dedication and this Agreement pursuant to the terms hereof, then such Force Majeure Volumes shall be added back to the Monthly Excess Bank.
ARTICLE 4
WELL CONNECTIONS AND EXPANSIONS
     Section 4.1 Well Connection and Timing. Subject to the provisions of Section 4.2, Shipper shall (i) connect any well that is drilled within the Dedicated Area or on lands pooled or unitized therewith that will produce Dedicated Gas to the Gathering System, (ii) have the option, at Shipper’s sole election, to connect any well drilled outside the Dedicated Area and lands pooled or unitized therewith to the Gathering System, and (iii) pay all connection costs associated therewith, including, but not limited to, costs for well tie lines, taps into the Gathering System, measurement facilities, right-of-way acquisition, and all requisite permits and licenses. With respect to any well that Shipper desires to connect to the Gathering System, Shipper shall provide written notice thereof to Gatherer, which notice shall include the well name, Shipper’s working interest in such well, a well location survey plat, the legal location of such well, the actual spud date or the estimated spud date if not yet spud, the completion date or the estimated completion date if not yet completed, Shipper’s best estimate of the well’s deliverability, the approximate location on the Gathering System where Shipper desires to connect such well and the estimated date on which Shipper anticipates that it will make such connection.
     Section 4.2 System Expansions. Shipper shall expand the Gathering System by installing and/or acquiring such facilities as are reasonably necessary to handle the delivery of Dedicated Gas to the Gathering System, which facilities may include, without limitation, the installation of compression on the Gathering System and/or the looping of Gathering System pipelines (the real and personal property rights included with each such expansion are referred to herein as “Expansions”). Shipper shall construct sufficient Expansions within five (5) Years following the Effective Date (the “Expansion Period”), such that the Gathering System will have a total throughput capacity sufficient to Gather the Base Volumes during each of the applicable periods. All such Expansions shall be owned and operated by Shipper unless and until such time as such Expansions are acquired by Gatherer pursuant to a Subsequent Acquisition, in which case and at which time, such Expansions shall be owned by Gatherer and such Expansions will become a part of the Gathering System. Gatherer shall reasonably cooperate with Shipper in connection with Shipper’s installation of Expansions, which cooperation shall include, without limitation, the granting by Gatherer to Shipper of easements and other real property rights as reasonably required by Shipper in connection with the installation of any such Expansions.
     Section 4.3 Gatherer’s Purchase of Expansions. For thirty (30) Days following each of the first, second, and third anniversaries of the Effective Date, Shipper shall have the right to offer to Gatherer, and, if offered, Gatherer shall have the right, for a period of sixty (60) Days after receipt of such offer, to acquire the Expansions constructed during the one Year period immediately preceding such anniversary date for a purchase price equal to the greater of (i) the fair market value of such Expansions constructed during such one Year period or (ii) the actual costs and expenses incurred by for such Expansions constructed during such one Year period (each such consummated purchase is referred to herein as a “Subsequent Acquisition” and the corresponding purchase price is referred to herein as the “Subsequent Acquisition Purchase Price”).
ARTICLE 5
TERM
     Section 5.1 Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect until the earlier of (A) twenty (20) years after the Effective Date or (B) the later of (i) one year after the wells located on lands within the Dedicated Area or on land pooled or unitized therewith in which Shipper owns an Interest cease to be capable of production of hydrocarbons in paying quantities or (ii) one year after the Non-Dedicated Area Wells cease to be capable of production of hydrocarbons in paying quantities (the “Term”).
     Section 5.2 Obligations Upon Termination. Upon termination of this Agreement, the Parties shall reasonably cooperate with each other in (i) disconnecting their respective facilities from each other’s facilities and (ii) to the extent that one Party has facilities located on the other Party’s property, allowing such Party to remove its facilities from such other Party’s property.
ARTICLE 6
SERVICE FEES AND FL&U
     Section 6.1 Gathering Fee. Shipper shall pay Gatherer, each Month, subject to adjustment in accordance with Section 6.3, the following fees for the Services (collectively, the “Gathering Fees”):
     (a) Operations Fee. With respect to each Sub-System each Month, Shipper shall pay Gatherer a fee equal to the product of (i) the greater of (A) the Volume of the Monthly Gas Receipt delivered into such Sub-System during such Month and (B) one (1) Mcf, and (ii) the Operations Fee applicable to such Sub-System for such Month.
     (b) Base Fee. Shipper shall pay to Gatherer, each Month, a fee equal to the product of (i) the Monthly Gas Receipt for such Month and (ii) the Base Fee applicable to such Month.

     Section 6.2 Commodity Fee. Shipper shall pay Gatherer, each Month, subject to adjustment in accordance with Section 6.3, the following variable fee (the “Commodity Fee”) for each Mcf of the total Monthly Gas Receipts for such Month:
     (a) $*** per Mcf if the Monthly Waha Index Price for such Month is less than $***;
     (b) $*** per Mcf if the Monthly Waha Index Price for such Month is equal to or greater than $***, but less than $***;
     (c) $*** per Mcf if the Monthly Waha Index Price for such Month is equal to or greater than $***, but less than $***;
     (d) $*** per Mcf if the Monthly Waha Index Price for such Month is equal to or greater than $***, but less than $***;
     (e) $***per Mcf if the Monthly Waha Index Price for such Month is equal to or greater than $***, but less than $***; and
     (f) $0*** per Mcf if the Monthly Waha Index Price for such Month is equal to or greater than $***.
     Section 6.3 Adjustment to Base Fee and Commodity Fee after Trigger Event. After the occurrence of the Trigger Event, each of the Base Fee and the Commodity Fee shall each be reduced to an amount equal to the product of (A) the applicable fee and (B) a percentage, expressed in decimal form, equal to the sum of (i) *** and (ii) an amount equal to the product of (x) *** and (y) the total of all Subsequent Acquisition Purchase Prices paid hereunder prior to the Trigger Event. For example, if the Initial Purchase Price is $200,000,000 and Gatherer purchased three (3) Subsequent Acquisitions, each with a Subsequent Acquisition Purchase Price of $100,000,000, then the Base Fee at such time would be $***. Upon the occurrence of the Trigger Event, the Base Fee would be adjusted to $*** and each of the per Mcf Commodity Fee figures would be adjusted by multiplying each such figure by ***.
     Section 6.4 Condensate. Gatherer shall pay Shipper, each Month, for the value of Shipper’s Pro Rata Share of Condensate retained by Gatherer, an amount equal to the sum of the Condensate Purchase Price for each Sub-System during such Month. The term “Condensate Purchase Price” as used herein means, with respect to each Sub-System, each Month, an amount equal to Shipper’s Pro Rata Share of the Net Condensate Proceeds for such Sub-System for such Month. Gatherer shall retain and own all such Condensate and, subject to the payment obligation described above, shall retain any and all revenues from the sale thereof. Title to Shipper’s Pro Rata Share of Condensate shall pass from Shipper to Gatherer upon the delivery of Shipper’s Gas at the Receipt Points. In the event that the methodology used to allocate Condensate becomes inequitable in any respect, including, without limitation, due to any Other Shipper having Gas that has a liquids content significantly different than Shipper’s Gas, such methodology shall be modified from time to time in order to remove any such inequities; provided, however, such methodology shall be consistently applied to Shipper and all Other Shippers utilizing the Gathering System.

     Section 6.5 Modifications to Determination of Operations Fee. In the event that the allocation of Operating Expenses to the Gathering System, to the various Sub-Systems and to Shipper and the Other Shippers becomes inequitable in any respect, including, without limitation, due to a Person being burdened by a lesser or greater portion of certain Operating Expenses than such Person should reasonably share because of the benefit derived by such Person from such Operating Expenses, the applicable provisions hereof shall be modified from time to time in order to remove any such inequities; provided, however, such modifications shall be consistently applied to Shipper and all Other Shippers utilizing the Gathering System.
     Section 6.6 Operating Expense Budget Process.
     (a) Shipper’s Production Estimate. No later than (i) March 1st of each Calendar Year, Shipper shall provide to Gatherer a forecast of the Volumes of Shipper’s Gas (by Sub-System) that Shipper in good faith estimates that it will deliver into the Gathering System during the third (3rd) and fourth (4th) Calendar Quarters of such Calendar Year and (ii) September 1st of each Calendar Year, Shipper shall provide to Gatherer a forecast of the Volumes of Shipper’s Gas (by Sub-System) that Shipper in good faith estimates that it will deliver into the Gathering System during the first (1st) and second (2nd) Calendar Quarters of the following Calendar Year (each, a “Shipper Volume Forecast”).
     (b) Gathering System Throughput and Operating Expense Budget. No later than (A) April 1st of each Calendar Year with respect to the third (3rd) and fourth (4th) Calendar Quarters of such Calendar Year and (B) October 1st of each Calendar Year with respect to the first (1st) and second (2nd) Calendar Quarters of the following Calendar Year, Gatherer shall provide to Shipper, a forecast of Gatherer’s good faith estimate of (i) the total Gas throughput for each Sub-System during the applicable period, such estimate to based on the Shipper Volume Forecast and Gatherer’s good faith estimate of the Volumes that Other Shippers will deliver into each Sub-System during such period, (ii) the total Operating Expenses to be incurred for each Sub-System during such period, such estimate to be based on the prior period’s budgeted Operating Expenses and actual Operating Expenses, as reasonably adjusted for anticipated operating conditions during such period, and (iii) the Operations Fee per Mcf for each Sub-System for such period, which estimate of the Operations Fee shall be determined by dividing (x) the estimate of the Operating Expenses to be incurred for each Sub-System during such period by (y) the estimate of the total Gas throughput in Mcf for such Sub-System for such period (collectively, the “Proposed Operating Expense Budget”).
     (c) Review of Proposed Operating Expense Budget. On or before (A) May 1st of each Calendar Year with respect to the third (3rd) and fourth (4th) Calendar Quarters of such Calendar Year and (B) November 1st of each Calendar Year with respect to the first (1st) and second (2nd) Calendar Quarters of the following Calendar, Gatherer shall meet with Shipper to review the Proposed Operating Expense Budget and seek Shipper’s input with respect thereto; provided, however, any such review and input by Shipper shall not be construed as (i) Shipper’s approval of any cost or expense contained in the Proposed Operating Expense Budget or (ii) any cost or expense incurred in connection with the

Proposed Operating Expense Budget being deemed to have been incurred in accordance with the terms and conditions of this Agreement.
     (d) Accounting Arbitrator. If, at any time within twenty-four (24) Months after the Month in which any Operations Fee was paid by Shipper hereunder, Shipper believes that any cost or expense charged by Gatherer as an Operating Expense and included in the determination of such Operations Fee was not incurred in accordance with the terms and conditions of this Agreement, including, without limitation, Section 2.5, Shipper shall have the right to submit the issue to the Accounting Arbitrator for resolution. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against the Parties in any court of competent jurisdiction. If the Accounting Arbitrator decides that any such cost or expense was not incurred in accordance with the terms and conditions of this Agreement, including, without limitation, Section 2.5, then, within thirty (30) days after the determination thereof by the Accounting Arbitrator, Gatherer shall refund to Shipper any such costs and expenses paid by Shipper to Gatherer hereunder. The costs of the Accounting Arbitrator shall be borne one-half by Shipper and one-half by Gatherer. The Parties’ respective rights and obligations under this Section 6.6 shall be in addition to and not limited by Section 15.2 hereof.
ARTICLE 7
ALLOCATIONS
     Section 7.1 Fuel, Lost and Unaccounted for Gas Allocation Procedures. Shipper shall bear Shipper’s Pro Rata Share of FL&U in accordance with the following:
     (a) Field Fuel Allocation for Sub-Systems. That portion of the Monthly Gas Receipt delivered into each Sub-System shall be allocated, each Month, Shipper’s Pro Rata Share of Field Fuel for the applicable Sub-System for such Month; provided that Shipper shall provide one hundred percent (100%) of the Field Fuel consumed in the operation of any Shipper Compression unless Other Shippers also utilize Shipper Compression.
     (b) Lost and Unaccounted for Gas Allocation for Sweet Gas Gathering System. That portion of the Monthly Gas Receipt delivered into the Sweet Gas Gathering System shall be allocated, each Month, Shipper’s Pro Rata Share of Lost and Unaccounted for Gas calculated for the Sweet Gas Gathering System for such Month.
     (c) Lost and Unaccounted for Gas Allocation for Sour Gas Gathering System. That portion of the Monthly Gas Receipt delivered into the Sour Gas Gathering System shall be allocated, each Month, Shipper’s Pro Rata Share of Lost and Unaccounted for Gas calculated for the Sour Gas Gathering System for such Month.
     Section 7.2 Modifications to Allocation Procedures. In the event that the allocation procedures herein shall cease to be reflective of actual operations or become inequitable in any respect, such allocation procedures shall be modified, including, without limitation, the determination of Shipper’s Pro Rata Share, from time to time in order to reflect actual operations and to remove any such inequities; provided, however, such allocation procedures shall be consistently applied to Shipper and all Other Shippers utilizing the Gathering System.
ARTICLE 8
SHIPPER COMMITMENTS AND RIGHTS
     Section 8.1 Conveyance of Rights to Gatherer. Subject to Shipper’s obligations under the Prior Dedications and the other terms and conditions of this Agreement, Shipper hereby grants, sells, transfers, conveys, and assigns to Gatherer (i) the exclusive right to provide Services for the Dedicated Gas, (ii) all right, title, interest and/or ownership in all Condensate recovered from Shipper’s Gas, and (iii) the right to consume Shipper’s Gas as Field Fuel in connection with the provision of the Services hereunder.
     Section 8.2 Shipper Compression.
     (a) Shipper shall have the right, at its own expense, to install compression facilities and plunger lifts upstream of the Receipt Points. Any such facilities installed by Shipper shall be installed, operated, and maintained in a manner that does not adversely affect (i) Gatherer’s dehydration, measurement, gathering or other facilities, (ii) the operation of the Gathering System, or (iii) any contractual obligations of Gatherer.
     (b) If, from time to time, Shipper desires to have lower pressures on all or any portion of a Sub-System, Gatherer and Shipper shall negotiate in good faith for Gatherer to install compression to lower pressures. If Gatherer and Shipper are unable to agree upon terms under which Gatherer would install such compression, then Gatherer shall allow Shipper to install, own and operate such compression facilities on the Gathering System as reasonably determined by Shipper.
     (c) Shipper shall provide the Field Fuel consumed in the operation of any Shipper Compression, unless Other Shippers also utilize Shipper Compression.
     (d) If Shipper installs Shipper Compression, Shipper shall indemnify, defend, and hold harmless the Gatherer Indemnified Parties from and against all Claims and Losses arising out of, or resulting from, the installation, operation, maintenance, or removal of such Shipper Compression, unless such claims were the result of negligence, gross negligence or willful misconduct of any of the Gatherer Indemnified Parties.
     Section 8.3 Gas for Lease Operations. Shipper shall have the right to utilize Dedicated Gas and other Gas from the Gathering System as may be required to be delivered to lessors under the terms of any leases or as required for Shipper’s operations within the Dedicated Area or lands pooled or unitized therewith, as determined by Shipper in its sole discretion. In connection therewith, Gatherer shall provide Shipper, at Shipper’s sole cost and expense, such taps on the Gathering System as may be reasonably required by Shipper for such purposes. Shipper shall estimate the Volume and Quantity of such Gas so used and report such estimate to Gatherer on or before the fifth (5th) Day of the Month following the Month of such usage.

     Section 8.4 Pooling or Units. Shipper may form, dissolve, and/or participate in pooling agreements or units encompassing all or any portions of the Dedicated Area, as determined by Shipper in its sole discretion.
     Section 8.5 Operational Control of Shipper’s Wells. Shipper reserves the right to operate its leases and wells in any manner that it desires, free of any control by Gatherer, as determined by Shipper in its sole discretion, including without limitation, (i) shutting-in, cleaning out, reworking, modifying, deepening, or abandoning any such wells, (ii) using any efficient, modern, or improved method for the production of its wells and (iii) surrendering, releasing, or terminating its leases or Interests at any time; provided that before any well is taken out of service for any reason, Shipper shall first shut-off the well’s connection to the Receipt Point.
     Section 8.6 Access to Facilities. Subject to Shipper’s safety rules, regulations and procedures, (i) Shipper shall provide Gatherer such access to Shipper’s facilities as necessary and convenient to perform Gatherer’s obligations under this Agreement and (ii) insofar as it has the right to do so, Shipper grants Gatherer the use of all easements and rights-of-way held by Shipper that are necessary and convenient for Gatherer to perform its obligations under this Agreement. Shipper shall be responsible for maintaining such rights of access, easements and rights-of-way at its sole cost and expense.
     Section 8.7 Line Pack. The Parties acknowledge and agree that Line Pack shall be owned as provided for in the Intercompany Conveyance.
     Section 8.8 Cholla Gathering Agreement. Shipper shall not (a) cancel or terminate the Cholla Gathering Agreement (or consent or accept any cancellation or termination thereof) prior to June 30, 2029 or (b) enter into or permit any material modification of, or waive any material right or obligation of any Person under, the Cholla Gathering Agreement.
ARTICLE 9
MAINTENANCE AND MARKETING OF CONDENSATE
     Section 9.1 Maintenance. Gatherer shall be entitled to interrupt its performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs, or replacements to the Gathering System (“Maintenance”), with notice as provided herein to Shipper, except in cases of emergency where such notice is impracticable or in cases where the operations of Shipper will not be affected. Before the beginning of each Calendar Year, Gatherer shall provide Shipper in writing with an estimated schedule of the Maintenance to be performed during the Calendar Year and the anticipated dates of such Maintenance. In performing Maintenance, Gatherer shall coordinate its activities with Shipper and perform such Maintenance is such a manner so as to minimize downtime, shutting-in of Shipper’s production and interference with Shipper’s operations.
     Section 9.2 Marketing of Condensate. Gatherer shall market Condensate to a Person not Affiliated with Gatherer, upon terms which, in Gatherer’s good faith judgment, are reasonable terms in light of market conditions existing at that time.

ARTICLE 10
RECEIPT POINTS, DELIVERY POINTS, AND PRESSURES
     Section 10.1 Receipt Points. Shipper shall deliver Shipper’s Gas to Gatherer hereunder at the Receipt Points.
     Section 10.2 Delivery Points. Gatherer shall deliver Delivery Point Gas hereunder to the Delivery Points as nominated by Shipper pursuant to this Agreement.
     Section 10.3 Uniform Deliveries. Shipper shall deliver Shipper’s Gas at the Receipt Points and Gatherer will receive and redeliver Delivery Point Gas to the Delivery Points as nearly as practicable at uniform hourly and daily rates of flow.
     Section 10.4 Pressure at Receipt Points. Shipper shall cause Shipper’s Gas to be delivered to the Receipt Points at a pressure sufficient to enter the Gathering System, but shall not be delivered at pressures in excess of the maximum allowable operating pressure at the Receipt Points, as such pressure may exist from time to time; provided, however, the following shall apply:
     (a) Required Pressure. From and after the one (1) year anniversary of the end of the Expansion Period, Gatherer shall be responsible, at its sole cost and expense, to maintain pressures on each Sub-System (other than the High-Pressure Sweet Sub-System and the High Pressure Sour Sub-System) at or below the Sub-System Turnover Average Receipt Point Pressure applicable to such Sub-System.
     (b) Operations Fee Reduction. If the Monthly Average Receipt Point Pressure exceeds the applicable Sub-System Turnover Average Receipt Point Pressure for any Sub-System (other than the High-Pressure Sweet Sub-System and the High Pressure Sour Sub-System) during any Month after the one (1) year anniversary of the end of the Expansion Period, then for each Receipt Point on such Sub-System that exceeds the Sub-System Turnover Average Receipt Point Pressure for the Sub-System to which such Receipt Point is connected, the Operations Fees for such Month applicable to such Receipt Point shall be reduced by an amount equal to the product of (i) such Operations Fee and (ii) two percent (2%) for each one percent (1%) that such Monthly Average Receipt Point Pressure exceeds the applicable the Sub-System Turnover Average Receipt Point Pressure. For example, if during the applicable Month, the applicable Operations Fee is $0.10 per Mcf and the applicable the Sub-System Turnover Average Receipt Point Pressure is one hundred (100) psig, but during such Month, the Monthly Average Receipt Point Pressure was one hundred ten (110) psig, then the Operations Fee would be reduced to $0.08 per Mcf. Nothing herein shall relieve Gatherer of any liability for failure to provide Services pursuant to, and in accordance with, the terms of this Agreement. Notwithstanding anything contained in this Section 10.4(b), there will be no reduction in the Operations Fee for any Receipt Point that is first established or re-connected to the Gathering System after the one (1) year anniversary of the end of the Expansion Period, which has, during the first thirty (30) days of production, a weighted average pressure above the Sub-System Turnover Average Receipt Point Pressure for the Sub-System to which such Receipt Point is connected.

     (c) Release. If (i) after the one (1) year anniversary of the end of the Expansion Period, the Monthly Average Receipt Point Pressure for any Sub-System (other than the High-Pressure Sweet Sub-System and the High Pressure Sour Sub-System) is greater than the applicable Sub-System Turnover Average Receipt Point Pressure for (A) a period of one hundred twenty (120) Days or more during any Year or (B) a continuous period of sixty (60) Days or more (the “Initial Excess Pressure Period”), and (ii) no event has occurred or condition exists that constitutes a material breach or violation of, or a failure to comply with, this Agreement or the O&M Agreement on the part of Shipper which remains uncured, then (y) Shipper, at its option, may elect to permanently release the Dedicated Gas produced from wells delivering to each Receipt Point on such Sub-System that exceeds the Sub-System Turnover Average Receipt Point Pressure for the Sub-System to which such Receipt Point is connected by delivering written notice thereof to Gatherer, and (z) if Shipper exercises such option, Shipper and Gatherer shall acknowledge in writing the wells and Dedicated Gas that have been released from the Dedication and this Agreement. Notwithstanding anything herein to the contrary, no Dedicated Gas shall be released pursuant to this paragraph (c) prior to the occurrence of the Trigger Event, unless, at any time after the end of the Initial Excess Pressure Period, Gatherer is not using commercially reasonable efforts to remedy the situation with all reasonable dispatch; provided, however, if after an additional ninety (90) Days after the Initial Excess Pressure Period, Gatherer has failed to remedy such situation, then Shipper, at its option, may elect to permanently release the Dedicated Gas produced from the wells delivering to such Sub-System or such Receipt Point as provided above. Nothing herein shall relieve Gatherer of any liability for failure to provide Services pursuant to, and in accordance with, the terms of this Agreement.
     (d) Excessive Shipper Volumes. If (i) Gatherer is unable to comply with the obligations set forth in Section 10.4(a) due solely to deliveries or attempted deliveries of Shipper’s Gas and (ii) no event has occurred or condition exists that constitutes a material breach or violation of, or a failure to comply with, this Agreement or the O&M Agreement on the part of Gatherer which remains uncured, then Gatherer shall be relieved of its obligations under this Section 10.4 with respect to such Day.
     Section 10.5 Pressure at Delivery Points. Gatherer shall deliver Delivery Point Gas to the Delivery Points at a pressure sufficient to enter the receiving facilities at each such Delivery Point but shall not deliver the Delivery Point Gas at pressures in excess of the maximum allowable operating pressure of the receiving facilities at the Delivery Point, as such pressure may exist from time to time. The minimum pressures for each Delivery Point are specified in Exhibit E attached hereto.
     Section 10.6 Arrangements Prior to Receipt and After Redelivery. It shall be Shipper’s obligation to make any required arrangements with other parties for delivery of Shipper’s Gas into the Gathering System at the Receipt Points and following redelivery at the Delivery Points.

ARTICLE 11
NOMINATION AND BALANCING PROCEDURES
     Section 11.1 Notice of Available Capacity. On or before the 20th day of each Month, Gatherer shall provide written notice to Shipper of Gatherer’s good faith estimate of any capacity allocations or curtailments, if any, that, based on then currently available information, Gatherer anticipates will be required or necessary during the next succeeding Month. In the event that the 20th day of the Month is a weekend or holiday, such notice will be provided on the last Business Day preceding the 20th day of such Month.
     Section 11.2 Nomination Procedures. Pursuant to the terms of this Agreement, the nomination procedures detailed in this Section will be utilized by the Parties with respect to the Services provided hereunder. All nominations must be made by Shipper or Shipper’s designee. For the purposes of this Article 11, Shipper’s Gas shall include Third Party Shipper Gas.
     (a) Shipper and Similarly Situated Shippers shall have priority service over all Other Shippers and Shipper’s and Similarly Situated Shippers’ nominations to the Delivery Points shall be placed in advance of all Other Shippers. To the extent a Delivery Point does not have capacity for the cumulative volumes from Shipper and Other Shippers’ nominations, Gatherer will advise each Other Shipper to reduce its nominations to ensure that Shipper’s Gas and Similarly Situated Shippers’ Gas receive priority service.
     (b) Shipper’s nominations hereunder shall be accepted and scheduled for delivery by Gatherer to the extent (i) Shipper’s Gas (including any Imbalance Gas) hereunder is sufficient to support such nominations, (ii) available capacity exists to provide Services with respect to such Gas (which capacity shall be allocated to Shipper in accordance with Section 2.6), and (iii) the party receiving Gas at each Delivery Point accepts Shipper’s nominations. Upon being scheduled for delivery, Gatherer’s dispatcher shall thereupon advise Shipper in writing, via fax, e-mail, or web-based nomination process of the quantity scheduled for Services hereunder (a “Scheduled Nomination”) and the reason for any failure to schedule any of Shipper’s Gas nominated by Shipper.
     (c) Each nomination shall be made in conformance with the North American Energy Standards Board nominations timeline, which may change from time to time.
     (d) Shipper shall provide to Gatherer’s dispatcher in writing, via fax, e-mail, or web-based nomination process the actual daily nominations of the quantities to be delivered hereunder by Gatherer for Shipper’s account at each Delivery Point in accordance with Gatherer’s requirements. Such nominations shall include the information requested by Gatherer, and Gatherer shall maintain a record of such nominations.
     (e) Gatherer shall have the right to refuse receipt of volumes of Shipper’s Gas from Shipper to the extent they exceed Scheduled Nominations provided that Gatherer gives Shipper notice of such refusal. In that regard, Gatherer may require that Shipper cease or curtail deliveries of Shipper’s Gas to match production with Scheduled

Nominations; provided, however, that to the extent available capacity exists, Gatherer shall accept any increase in Shipper’s Scheduled Nominations made by Shipper or its designee to match the delivered Volumes to receive such Gas so that Shipper does not have to cease or curtail deliveries.
     (f) Gatherer shall accept any revisions to a prior Scheduled Nomination which result in an increase in volume of Gas Shipper desires to deliver to the Delivery Point that is supported by corresponding increases in physical volume available at the Receipt Point.
     Section 11.3 Gas Balancing. It shall be Gatherer’s responsibility to maintain balance on the Gathering System with Shipper and all Other Shippers. Gatherer and Shipper shall resolve an over-delivery or under-delivery of Shipper’s Gas each Month in accordance with this Article 11 on an MMBtu basis.
     Section 11.4 Imbalances.
     (a) Imbalance Gas. Shipper intends for the Quantity of Gas actually delivered at each Delivery Point to equal the Scheduled Nominations for each such Delivery Point and will use reasonable efforts to nominate Gas in such manner. Shipper will use its best efforts to base Scheduled Nominations on the forecasted quantity of Shipper’s Gas less any deductions provided for herein. Any difference between the actual physical flow of Gas at the Delivery Points and the Scheduled Nominations shall be deemed “Imbalance Gas” at such Delivery Point. In that regard, Gatherer shall provide Shipper (i) a Daily balancing statement and (ii) a Monthly balancing statement by the tenth (10th) Day of each Month of the difference, if any, between the Quantity of Gas nominated by Shipper at each Delivery Point during the immediately preceding Month and the Quantity of Shipper’s Gas allocated at each Delivery Point during such Month. Such difference, positive or negative, shall be deemed the Imbalance Gas with positive amounts being the Quantity of Gas due Shipper and negative amounts being the Quantity due Gatherer. The Imbalance Gas shall be eliminated over time through the nomination and delivery process by Shipper nominating less Gas than is actually delivered if the Imbalance Gas account is negative and by Shipper nominating more Gas than is actually delivered if the Imbalance Gas account is positive.
     (b) Imbalance Accounts. Gatherer shall (i) enter into agreements containing similar balancing provisions to those contained herein with all Other Shippers and (ii) maintain similar imbalance Gas accounts with, and shall provide similar balancing statements to, all Other Shippers at each Delivery Point on an MMBtu basis. Gatherer shall diligently coordinate with Shipper to resolve any imbalances each Month under the premise that Shipper and Similarly Situated Shippers have priority service and any Shipper imbalances will not be greater from a percentage standpoint than any Other Shipper imbalances. In that regard, Gatherer shall require Other Shippers to adjust their nominations throughout the Month so as to minimize imbalances and to achieve balance on the Gathering System. Either Party shall have the option to exercise a cash-out for any Positive Shipper Monthly Imbalance Quantity or Negative Shipper Monthly Imbalance Quantity pursuant to Section 11.4(c) below.

     (c) Cash-Out of Shipper Monthly Imbalances. If either Party elects to cash-out pursuant to Section 11.3(b), for each MMBtu of Positive Shipper Monthly Imbalance Quantity or Negative Shipper Monthly Imbalance Quantity, as the case may be, calculated at the end of each Month that falls within each range set forth below, Shipper shall pay to Gatherer, or Gatherer shall pay to Shipper, as applicable, the product of (i) the Cash-Out Value Percentage attributable to such Gas, as set forth below, multiplied by (ii) the Imbalance Cash-Out Price for such Month. Such amounts shall be included on and paid in accordance with Gatherer’s next ensuing Monthly invoice.

Monthly Imbalance Percentage
([Positive or Negative Shipper Monthly
Imbalance Quantity] Divided by [the
Quantity of the Monthly Gas Receipt for
such Month less Quantity Reductions for
such Month])	Cash-out Value Percentage
less than 5%	100%
5% up to 10%	105%
greater than 10%	110%
For example, if the Quantity of the Monthly Gas Receipt for such Month less the Quantity Reductions equaled one hundred (100) MMBtu, the Negative Shipper Monthly Imbalance Quantity for such Month was twelve (12) MMBtu, and the Imbalance Cash-Out Price for such Month was $5.00, then Gatherer would pay to Shipper $5.00 for the first five (5) MMBtu, $5.25 for the next five (5) MMBtu, and $5.50 for the remaining two (2) MMBtu.
     (d) Imbalance Penalties. If either Party incurs any costs or fees (including, without limitation, transportation costs, charges or penalties) from Persons receiving Gas at the Delivery Points as a result of the other Party’s actions or negligence in maintaining balance on the Gathering System, such other Party shall reimburse the first Party for such costs and fees. The Party requesting such reimbursement shall provide the other Party with all the documentation and statements justifying the claim for its review and to contest should it not agree with the requesting Party.
     Section 11.5 Maintenance.
     (a) Monthly Maintenance schedules shall be sent via email to Shipper by the 20th day of each Month setting forth the Maintenance that is to be performed during the next Month; provided, however, in the event the 20th day of the Month is a weekend or holiday, monthly Maintenance schedules will be provided no later than the last Business Day preceding the 20th day of the Month.
     (b) Maintenance schedules will include by compressor station a description of each Maintenance project at the compressor stations and an estimate of capacity curtailment and duration for each project.

     (c) No later than forty-eight (48) hours prior to the beginning of the Day of each Maintenance project, a volume curtailment allocation will be sent to Shipper if capacity allocations are determined to be necessary by Gatherer.
     Section 11.6 Unscheduled Capacity Allocations.
     (a) Gatherer shall use reasonable efforts to provide timely notification to Shipper by telephone, with subsequent e-mail notification, of the potential size and duration of any unscheduled capacity disruption. If Shipper does not make necessary adjustments to its nominations within four (4) hours, Gatherer may adjust Shipper’s nominations and/or not confirm additional nominations requested by Shipper.
     (b) Gatherer also may request that Shipper curtail production to match production with nominations of Shipper’s Gas. In such event, if Shipper does not adjust its nomination as reasonably directed by Gatherer, and such failure to adjust nominations materially impacts operations on the Gathering System, Gatherer may curtail or shut in Gas for a reasonable period of time to match Shipper’s production with Shipper’s nominations. Gatherer shall not be liable for Losses caused by any such curtailment under this Section 11.6(b) unless such curtailment is due to the negligence of Gatherer.
     Section 11.7 Modifications to Nomination and Balancing Procedures. In the event that the nomination and balancing procedures herein shall cease to be reflective of actual operations or become inequitable in any respect, such nomination and balancing procedures shall be modified from time to time in order to reflect actual operations and to remove any such inequities; provided, however, such nomination and balancing procedures shall be consistently applied to Shipper and all Other Shippers utilizing the Gathering System.
ARTICLE 12
GAS QUALITY
     Section 12.1 Receipt Point Gas Quality Specifications. Shipper’s Gas delivered to the Receipt Points shall meet the applicable Receipt Point Gas Quality Specifications.
     Section 12.2 Non-Conforming Gas. If at any time Gatherer becomes aware that Shipper’s Gas at the Receipt Points fails to conform to the applicable Receipt Point Gas Quality Specifications (“Off-Specification Receipts”), then (i) Gatherer shall give Shipper written notice of the deficiency and Shipper shall take steps to remedy the deficiency and (ii) Gatherer may take any combination of the following actions:
     (a) take receipt of the non-conforming Shipper’s Gas and that receipt shall not be construed as a waiver or change of standards for future volumes; or
     (b) after providing notice as provided above in this Section 12.2, immediately cease receiving the non-conforming Shipper’s Gas by shutting in the sources of such non-conforming Shipper’s Gas or by other appropriate means and shall notify Shipper that Gatherer has ceased, or will cease, receiving the non-conforming Shipper’s Gas.

Notwithstanding anything to the contrary herein, the fact that Dedicated Gas may not meet the Receipt Point Gas Specifications shall not operate to release such Dedicated Gas from the Dedication.
     Section 12.3 Off-Specification Receipts. Notwithstanding Section 12.2, Gatherer shall accept Off-Specification Receipts; provided that Gatherer shall have the right to cease receiving such Off-Specification Receipts if Gatherer determines in good faith that the blended Gas stream in the applicable Sub-System would not meet the Delivery Point Gas Quality Specifications or the receiving party at the Delivery Point would not agree to accept such Off-Specification Receipts.
     Section 12.4 Reimbursement and Shipper Indemnity. Any damages caused by Off-Specification Receipts from Shipper to the Gathering System or the Gas therein shall be remedied by Shipper through a reimbursement of the costs incurred by Gatherer to mitigate or remedy the damages. In addition, Shipper agrees to defend, indemnify, and hold harmless Gatherer from and against all Claims and Losses arising out of, resulting from, or caused by Shipper delivering Gas to Gatherer at the Receipt Points that does not conform to the applicable Receipt Point Gas Quality Specifications.
     Section 12.5 Delivery Point Gas Quality Specifications. The Delivery Point Gas delivered by Gatherer to Shipper at the Delivery Points shall meet the Delivery Point Gas Quality Specifications, except to the extent that the delivery of non-conforming Gas is caused by the receipt of Off-Specification Receipts from Shipper at the Receipt Points.
     Section 12.6 Gatherer Indemnity. Gatherer agrees to defend, indemnify, and hold harmless Shipper from and against all Claims and Losses arising out of, resulting from, or caused by Gatherer delivering Gas to Shipper at the Delivery Points that does not conform to the applicable Delivery Point Gas Quality Specifications, except to the extent that the delivery of such non-conforming Gas is caused by the receipt of Off-Specification Receipts from Shipper at the Receipt Points.
ARTICLE 13
MEASUREMENT EQUIPMENT AND PROCEDURES
     Section 13.1 Equipment and Specifications. For measurement purposes under this Agreement, Shipper’s Gas delivered into the Gathering System shall be measured at the Measurement Meters and the Delivery Point Gas shall be measured at the meters at the Delivery Points. Measurement and appurtenant facilities shall be installed, operated, and maintained by the measuring party in accurate working order and condition to measure Gas at all applicable measurement points in accordance with the provisions hereof.
     Section 13.2 Gas Meter Standards. Orifice meters installed in such measuring stations shall be constructed and operated in accordance with ANSI/API 2530 API 14.3, AGA Report No. 3, Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids, as it is now and from time to time may be revised, amended, or supplemented and shall include the use of flange connections and, where necessary, straightening vanes, flow conditioners and/or pulsation dampening equipment. Ultrasonic meters installed in such measuring stations shall be constructed and operated in accordance with AGA Report No. 9, Measurement of Gas by Ultrasonic Meters, First Edition, and any subsequent modification and amendment thereof generally accepted within the Gas industry. Electronic flow computers shall be used and the Gas shall have its volume, mass, and/or heat content computed in accordance with the applicable AGA standards including, but not limited to, AGA Report Nos. 3, 5, 6, 7, 8 and API 21.1 “Flow Measurement Using Electronic Metering Systems” and any subsequent modifications and amendments thereof generally accepted within the Gas industry. When Gas chromatographs are used they shall be installed, operated, maintained, and verified according to industry standards (GPA 2261, GPA 2145, GPA 2172, and GPA 2177).
     Section 13.3 Notice of Measurement Equipment Inspection and Calibration. Each Party shall give reasonable notice to the other Party in order that the other Party may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating, or adjusting of measuring equipment used in measuring or checking the measurement of receipts or deliveries of Gas under this Agreement. The official electronic data from such measuring equipment shall remain the property of the measuring equipment owner, but copies of such records shall, upon written request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.
     Section 13.4 Measurement Accuracy Verification. Each Party shall verify the accuracy of all transmitters, flow computers, and other equipment used in the measurement of the Gas hereunder at intervals not to exceed one hundred eighty (180) Days and cause such equipment to be adjusted or calibrated as necessary. Testing frequency will be based upon each well or station’s flow rate (Mcf/Day). Any flow rate greater than or equal to 5,000 Mcf/Day shall be tested monthly. Any flow rate that is greater than or equal to 1,000 Mcf/Day, but less than 5,000 Mcf/Day, shall be tested semi-annually. Neither Party shall be required to cause adjustment or calibration of such equipment more frequently than once every Month, unless a special test is requested pursuant to Section 13.5 of this Agreement. If, upon test, (i) no adjustment or calibration error is found that results in an incremental adjustment to the calculated flow rate through each meter run in excess of one percent (1%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator) or (ii) any quantity error is not greater than two hundred fifty (250) Mcf per Month, then any previous recordings of such equipment shall be considered accurate in computing deliveries but such equipment shall be adjusted or calibrated at once. If, during any test of the measuring equipment, an adjustment or calibration error is found that results in (i) an incremental adjustment to the calculated flow rate through each meter run in excess of one percent (1%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator) and (ii) a quantity error greater than two hundred fifty (250) Mcf per Month (“Material Error”), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by the Parties) and the total flow for such period shall be determined in accordance with the provisions of Section 13.6 of this Agreement. If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be for a period extending over the last one half (1/2) of the time elapsed since the date of the last test.

     Section 13.5 Special Tests. In the event a Party desires a special test (a test not scheduled by a Party under the provisions of Section 13.4 of this Agreement) of any measuring equipment, seventy-two (72) hours advance notice shall be given to the other Party and, after providing such notice, such test shall be promptly performed. If no Material Error is found, the Party requesting the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto. If a Material Error is determined to exist, the Party responsible for such measurement shall pay such costs and perform any corrections required under Section 13.4 of this Agreement.
     Section 13.6 Metered Flow Rates in Error. If, for any reason, any measurement equipment is (i) out of adjustment, (ii) out of service, or (iii) out of repair, and, in each case, a Material Error exists as a result thereof, the total quantity of Gas delivered shall be determined in accordance with the first of the following methods which is feasible:
     (a) by using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 13.4 of this Agreement);
     (b) where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Gas from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;
     (c) by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.
     Section 13.7 Record Retention. The Party owning the measurement equipment shall retain and preserve all test data, charts, and similar records for any calendar year for a period of at least sixty (60) Months following the end of such calendar year unless applicable law or regulation requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.
     Section 13.8 Correction Factors for Volume Measurement. The computations of the volumes of Gas measured shall be made as follows:
     (a) The hourly orifice coefficient for each meter shall be calculated at the base pressure of fourteen and sixty-five hundredths (14.65) psia and the base temperature of sixty (60) degrees Fahrenheit. All Gas volume measurements shall be based on an local atmospheric pressure assumed to be thirteen and two-tenths (13.2) psia.
     (b) The flowing temperature of the Gas shall be continuously measured. In the case of electronic metering, such temperature measurement shall be used as continuous input to the flow computer for calculation of Gas volume, mass and/or energy content in accordance with the applicable AGA or API 21.1 standards including, but not limited to, AGA Report Nos. 3, 5, 6, 7 and 8 and any subsequent modification and amendments thereof generally accepted within the Gas industry.

     (c) Measurements of inside diameters of pipe runs and orifices shall be obtained by means of a micrometer to the nearest one-thousandth of an inch, and such measurements shall be used in computations of coefficients.
     (d) In determining the volume of Gas, when electronic transducers and flow computers are used, the Gas shall have its volume, mass and/or energy content continuously integrated in accordance with the applicable AGA standards including, but not limited to, AGA report Nos. 3, 5, 6, 7 and 8 and any subsequent modification and amendments thereof generally accepted within the Gas industry.
     (e) In calculating the volume of Gas, deviation from Boyle’s Law at the pressure, specific gravity, and temperature for each measurement shall be determined by use of AGA Report No. 8, Compressibility Factors for Natural Gas and Other Related Hydrocarbon Gases, published by the AGA in conjunction with Gas Measurement Committee Report No. 3 and amendments thereto generally accepted within the Gas industry.
     (f) Whenever the conditions of pressure and temperature differ from the standards described herein, conversion of the volume from these conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws, corrected for deviation by the methods set forth in the AGA Gas Measurement Committee Report No. 3, as said report may be amended from time to time.
     Section 13.9 Exception to Gas Measurement Basis. If at any time the basis of measurement set out in this Agreement should conflict with rules, regulations, or orders of any state or federal regulatory body having jurisdiction, then the basis of measurement provided for in such rules, regulations, or orders shall govern measurements hereunder.
     Section 13.10 Gas Sampling. The frequency of sampling will be at the same interval as the calibration for all meters. New wells or wells that have been changed due to a work over or other well bore alteration that could alter the Gas composition shall be sampled monthly until the analyses demonstrate reasonable consistency. After such time said meters will then be sampled at the stated calibration frequency.
     (a) The C6+ composition, specific gravity and Gross Heating Value of Gas will be determined by the measuring party taking a sample at the same frequency as the meter calibration test. The sample will be acquired through a spot, composite, or on-line Gas chromatograph. The analytical results shall be applied at the beginning of the Month the sample is taken until a subsequent representative sample is applied.
     (b) The specific gravity of Gas at all applicable measurement points shall be determined by a Gas chromatographic component analysis to the nearest one thousandth (0.001) of the samples of the Gas taken for test purposes as provided above, or by such other method as shall be mutually agreed upon.
     (c) The Gross Heating Value shall be measured by Gas chromatographic analysis component analysis of the samples of the Gas taken for test purposes as provided above, or by such other method as shall be mutually agreed upon.

     Section 13.11 Modifications to Measurement Procedures. In the event that the measurement procedures herein shall cease to be reflective of actual operations or become inequitable in any respect, such measurement procedures shall be modified from time to time in order to reflect actual operations and to remove any such inequities; provided, however, such measurement procedures shall be consistently applied to Shipper and all Other Shippers utilizing the Gathering System.
     Section 13.12 Measurement Disputes. Any dispute, controversy, or claim arising out of or in connection with this Article 13 (a “Measurement Dispute”), which the Parties are unable to resolve shall be referred to and determined by a mutually agreeable measurement expert (the “Measurement Expert”), as the sole and exclusive remedy of the Parties as to the Measurement Dispute. Prior to retention of a Measurement Expert, the Parties will collectively approach and negotiate fees with such Measurement Expert. Before any material information pertaining to the Measurement Dispute is presented to the Measurement Expert, the Measurement Expert must agree in writing to maintain the confidentiality of all information provided to the Measurement Expert by either Party. All Party communications with the Measurement Expert prior to and after retention, including explanations of the dispute, data submissions, and data reviews, must be attended by representatives of the other Party or its designees. The decision of the Measurement Expert shall be final and binding upon the Parties.
ARTICLE 14
NOTICES
     Except as specifically provided otherwise herein, any notice, claim, or other communication provided for in this Agreement or any notice that either Party may desire to give to the other shall be in writing and shall be: (i) sent by facsimile transmission; (ii) delivered by hand; (iii) sent by United States mail with all postage fully prepaid; or (iv) delivered by courier with charges paid in accordance with the customary arrangements established by such courier, in each of the foregoing cases addressed to the Party at the following addresses:

Gatherer:	Piñon Gathering Company, LLC
c/o TCW Asset Management Company
333 Clay Street, Suite 4150
Houston, Texas 77002
Attention: Clay Taylor
Fax Number: 713.615.7460

with a copy to:	TCW Asset Management Company
865 South Figueroa Street, Suite 1800
Los Angeles, California 90017
Attention: R. Blair Thomas
Fax Number: 213.244.0604

Shipper:	SandRidge Exploration and Production, LLC
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102-6406
Attention: Midstream — Manager of Administration
Fax Number: 405.429.5990

or at such other address as either Party may at any time designate by giving written notice to the other Party. Such notices, invoices, allocation statements, claims, or other communications shall be deemed received as follows: (i) if delivered personally, upon delivery; (ii) if sent by United States mail, whether by express mail, registered mail, certified mail or regular mail, the notice shall be deemed to have been received on the day receipt is refused or is confirmed orally or in writing by the receiving Party; (iii) if sent by a courier service, upon delivery; or (iv) if sent by facsimile, the Business Day following the day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party.
ARTICLE 15
PAYMENTS
     Section 15.1 Payments and Invoices. Not later than the fifteenth (15th) day of the Month immediately following the Month for which the consideration is due, Shipper shall pay to Gatherer the Gathering Fees and the Commodity Fee for the Base Volumes for the Month for which the consideration is due. Gatherer shall provide Shipper with a detailed statement and supporting documentation for the net amount of all consideration due (including deductions) under the terms of this Agreement (including amounts due or deductions for monthly imbalances pursuant to Section 11.3), not later than the last day of the Month immediately following the Month for which the consideration is due. In the event Shipper disputes any portion of the net amount set out in Gatherer’s statement, Shipper shall provide Gatherer with a detailed accounting of the disputed amounts and its basis for the dispute and shall make payment to Gatherer of the net amount due and not in dispute within fifteen (15) days after receipt of Gatherer’s statement. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Shipper in writing from time to time; provided that upon the request of Gatherer, Shipper shall make payment of the Operations Fee directly to Operator. Any amounts owing by Gatherer to Shipper shall be deducted from amounts otherwise due Gatherer in the next ensuing Monthly invoice. Notwithstanding anything herein to the contrary, any indemnification payments required to be made by a Party hereunder shall be made to the indemnified Party upon receipt by the indemnifying Party of written demand therefor from the indemnified Party.
     Section 15.2 Audit Rights. Each Party, on not less than thirty (30) Days’ prior written notice to the other Party, shall have the right at its expense, at reasonable times during normal business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting the Gas delivered or Services provided hereunder and shall be limited to the twenty-four (24) month period immediately prior to the Month in which the notice requesting an audit was given. However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each twelve (12) Months. All statements, allocations, measurements, computations, charges, or payments made hereunder shall be conclusively deemed true and correct and shall be final for all purposes, unless a specific written claim detailing the amounts in question is made on or before the end of the twenty-fourth (24th) Month after the Month in which such statement, allocation, measurement, computation, charge or payment was made; provided, however, if any such statement, allocation, measurement, computation, charge or payment is the subject of an audit requested within the time periods provided herein, then the Party conducting such audit shall have ninety (90) Days after the date on which such audit is requested to make such specific written claim detailing the amounts in question. To the extent the foregoing varies from any applicable statute of limitation, the Parties expressly waive all such statutes of limitation.
     Section 15.3 Right to Suspend on Failure to Pay. If any undisputed amount due hereunder remains unpaid for the longer of (i) twenty (20) days after the due date, or (ii) ten (10) days after delivery of notice of non-payment, Gatherer shall have the right to suspend or discontinue services hereunder until any such past due amount is paid. Each Party agrees to pay all costs incurred by the prevailing Party in connection with the collection of, or attempt to collect, any amounts due hereunder, including, without limitation, reasonable attorney’s fees and court costs.
     Section 15.4 Creditworthiness.
     (a) Gatherer shall not be required to commence or to continue Services hereunder on behalf of Shipper if Shipper (i) is or has become insolvent or (ii) at Gatherer’ request, fails, within a reasonable period of time of not less than ten (10) days, to demonstrate creditworthiness as reasonably determined by Gatherer. Notwithstanding the foregoing, Gatherer shall provide Services to Shipper hereunder if Shipper (x) prepays for such Services or (y) furnishes good and sufficient security, as determined by Gatherer in its reasonable discretion, in an amount equal to the estimated cost of Services for a three (3) Month period. Gatherer may reassess the creditworthiness of and performance by Shipper from time to time.
     (b) The insolvency of Shipper shall be evidenced by the filing by Shipper or its parent entity of a voluntary petition in bankruptcy or the entry of a decree or order by a court having jurisdiction in the premises adjudging Shipper or its parent entity as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Shipper or its parent entity under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Shipper, its parent entity or of any substantial part of their respective property, or the ordering of the winding-up or liquidation of Shipper’s or its parent entity’s affairs, with said order or decree continuing unstayed and in effect for a period of sixty (60) consecutive days. Notwithstanding anything herein to the contrary, if Shipper is or has become insolvent, Gatherer shall not suspend service in a manner that is inconsistent with the Federal Bankruptcy Code.
     Section 15.5 Payment Disputes. In the event Shipper disputes any payment hereunder, Shipper shall make timely payment of all undisputed amounts and Shipper and Gatherer will use good-faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date. Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

     Section 15.6 Interest on Late Payments. In the event Shipper shall fail to make timely payment of any sums, except those in a good-faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to the lower of the prime rate as published in the “Money Rates” section of The Wall Street Journal plus two percent (2%) and the maximum lawful rate of interest from the date payment is due until the date payment is made.
ARTICLE 16
FORCE MAJEURE
     Section 16.1 Suspension of Obligations. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to indemnify and make payments then or thereafter due hereunder, and such Party promptly gives notice and full particulars of such Force Majeure in writing to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch by the Party claiming Force Majeure. A Force Majeure event affecting the performance by either Party shall not relieve it of liability in the event of its negligence, where such negligence was a cause of the Force Majeure event, or in the event of its failure to use commercially reasonable efforts to remedy the situation and remove the cause with all reasonable dispatch.
     Section 16.2 Definition of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including, without limitation, acts of God, acts, omissions to act, and/or delays in action of federal, state, or local government or any agency thereof, strikes, lockouts, work stoppages, or other industrial disturbances, acts of a public enemy, sabotage, wars, blockades, insurrections, riots, acts of terror, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods, washouts, extreme cold or freezing weather, arrests and restraints of governments and people, civil or criminal disturbances, interruptions by governmental or court orders, present and future valid orders of any regulatory body having jurisdiction, explosions, mechanical failures, breakage, or accident to equipment installations, machinery, compressors, or lines of pipe, and associated repairs, freezing of wells or lines of pipe, partial or entire failure of wells, pipes, facilities, or equipment, electric power unavailability or shortages, failure of pipelines or carriers to transport, partial or entire failure or refusal of operators of upstream or downstream pipelines or facilities to receive Gas, governmental regulations, and inability to obtain or timely obtain, or obtain at a reasonable cost, after exercise of reasonable diligence, pipe, materials, equipment, rights-of-way, servitudes, governmental approvals, or labor, including those necessary for the facilities provided for in this Agreement. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

     Section 16.3 Non-Gatherer Force Majeure Events. Notwithstanding anything herein to the contrary, the following events shall constitute Non-Gatherer Force Majeure Events:
     (a) the termination or failure of the Surface Use Agreement for any reason other than an act or omission of Gatherer; and
     (b) any failure of the Century Plant or any other CO2 plant to accept Shipper’s Gas for any reason other than the failure of Gatherer to perform its obligations hereunder.
ARTICLE 17
INDEMNIFICATION
     Section 17.1 Gatherer. Subject to the terms of this Agreement, including, without limitation, Section 21.10 of this Agreement, Gatherer shall indemnify, defend, and hold harmless the Shipper Indemnified Parties from and against all Claims and Losses arising out of or relating to (i) the operations conducted hereunder or in connection herewith by Gatherer to the extent resulting from the negligence, gross negligence, or willful misconduct of Gatherer, except to the extent such Claims or Losses are attributable to the negligence, gross negligence, or willful misconduct of any of the Shipper Indemnified Parties, (ii) any breach of this Agreement by Gatherer, and (iii) a breach by Gatherer under this Agreement that results in the non-performance by Gatherer of substantially all of its obligations thereunder, including a rejection of this Agreement under any bankruptcy case or similar proceeding under any applicable federal, state or other law. To secure the obligation of Gatherer to pay under and perform the indemnity provided in Section 17.1(iii) (the “Gatherer Secured Obligations”), Gatherer (i) grants, bargains, sells, assigns, mortgages, transfers, and conveys unto Richard Gognat, as trustee for the benefit of the Shipper Indemnified Persons (the “Shipper Trustee”), the Assets (as defined in the Gathering Agreement) and all proceeds, products, renewals, increases, profits, substitutions, replacements, additions, amendments, appurtenances and accessions of the Assets (the “Shipper Collateral”), to have and to hold the Shipper Collateral unto the Shipper Trustee and his successors or substitutes in this trust forever, and (ii) grants to Shipper, for the benefit of the Shipper Indemnified Persons, a security interest in all of Gatherer’s right, title and interest, now existing or hereafter arising, in the Shipper Collateral. Upon the failure of Gatherer to timely pay or perform any Gatherer Secured Obligation, the Shipper Trustee shall have the right and power to sell, as the Shipper Trustee may elect, all or a portion of the Shipper Collateral at one or more sales, as an entirety or in parcels, in accordance with Section 51.002 of the Texas Property Code. Gatherer hereby designates as Gatherer’s address for the purpose of notice the address set forth in Article 14. Any purchaser or purchasers will be provided with a general warranty conveyance binding Gatherer and Gatherer’s successors and assigns. Sale of part of the Shipper Collateral will not exhaust the power of sale, and sales may be made from time to time until all of the Shipper Collateral is sold or all of the obligations under the indemnity provided in Section 17.1(iii) are paid in full. The Shipper Trustee will have the authority to appoint an attorney-in-fact to act as trustee in conducting the foreclosure sale and executing a deed to the purchaser or purchasers. The Shipper Trustee may resign in writing addressed to Shipper or be removed at any time with or without cause by an instrument in writing duly executed by Shipper. In case of the death, resignation or removal of the Shipper Trustee, a successor trustee may be appointed by Shipper by instrument of substitution complying with any applicable requirements of law, and in the absence of any requirement, without formality other than an appointment and designation in writing. The appointment and designation will vest in the named successor trustee all the estate and title of the Shipper Trustee in all of the Shipper Collateral and all of the rights, powers, privileges, immunities and duties hereby conferred upon the Shipper Trustee. All references herein to the Shipper Trustee will be deemed to refer to any successor trustee from time to time acting hereunder. Notwithstanding anything herein to the contrary, upon the occurrence of a Termination Event, the lien and security interest described in this Section 17.1 shall be deemed to be released, terminated and void without further action by either Party.
     Section 17.2 Shipper. Subject to the terms of this Agreement, including, without limitation, Section 21.10 of this Agreement, Shipper shall indemnify, defend, and hold harmless the Gatherer Indemnified Parties from and against all Claims and Losses arising out of or relating to (i) the operations conducted hereunder or in connection herewith by Shipper to the extent resulting from the negligence, gross negligence, or willful misconduct of Shipper, except to the extent such Claims or Losses are attributable to the negligence, gross negligence, or willful misconduct of any of the Gatherer Indemnified Parties, (ii) any breach of this Agreement by Shipper, and (iii) the provision of Services in accordance with this Agreement if the provision of such Services is not permitted under applicable law.
ARTICLE 18
CUSTODY AND TITLE
     Section 18.1 Shipper Custody. As among the Parties, Shipper and any of its designees shall be in custody, control, and possession of (i) Shipper’s Gas hereunder until Shipper’s Gas is delivered to the Receipt Points and (ii) the Delivery Point Gas after it is delivered to Shipper at the Delivery Points.
     Section 18.2 Gatherer Custody. As among the Parties, Gatherer shall be in custody, control, and possession of Shipper’s Gas delivered hereunder, including any portion thereof which accumulates as liquids, after Shipper’s Gas is delivered at the Receipt Points and until the Delivery Point Gas is delivered to Shipper at the Delivery Points.
     Section 18.3 Shipper Warranty. Shipper represents and warrants that it (i) has the right to dedicate all Dedicated Gas and (ii) owns, or has the right to deliver, Shipper’s Gas to the Receipt Points for the purposes of this Agreement, free and clear of all liens, encumbrances, and adverse claims. If the title to Shipper’s Gas delivered hereunder is disputed or is involved in any legal action, Gatherer shall have the right to withhold payment (without interest), or cease receiving such Gas, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute or until Shipper furnishes, or causes to be furnished, indemnification to save Gatherer harmless from all Losses arising out of the dispute or action, with surety reasonably acceptable to Gatherer. Subject to Section 21.10, Shipper agrees to indemnify and hold harmless the Gatherer Indemnified Parties from and against all Claims or Losses suffered by the Gatherer Indemnified Parties, where such Claims or Losses arise, directly or indirectly, out of, or are related to, any breach of the foregoing representation and warranty.

     Section 18.4 Title. Title to Shipper’s Gas delivered under this Agreement, including all constituents thereof, shall remain with and in Shipper or its designee at all times; provided, however, (i) title to Condensate shall pass from Shipper to Gatherer immediately downstream of the Receipt Points and (ii) title to FL&U shall pass from Shipper to Gatherer immediately downstream of the Receipt Points.
     Section 18.5 Carbon Dioxide. Shipper shall retain title to all CO2 contained in Shipper’s Gas tendered by Shipper under this Agreement.
ARTICLE 19
ROYALTY AND TAXES
     Section 19.1 Proceeds of Production. Shipper shall have the sole and exclusive obligation and liability for the payment of all Persons due any proceeds derived by Shipper from Shipper’s Gas (including all constituents and products thereof) delivered under this Agreement, including, without limitation, royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to such proceeds.
     Section 19.2 Production Taxes. Shipper shall pay and be responsible for all Production Taxes levied against or with respect to Shipper’s Gas delivered or Services provided under this Agreement. Gatherer shall not become liable for such Production Taxes, unless designated to remit those Production Taxes on behalf of Shipper by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Shipper’s behalf shall be (i) reimbursed by Shipper upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (ii) deducted from amounts otherwise due Shipper under this Agreement.
     Section 19.3 Indemnification. Shipper hereby agrees to defend and indemnify and hold Gatherer harmless from and against any and all Claims and Losses, arising from the payments made by Shipper in accordance with Section 19.1 and Section 19.2, above, including, without limitation, Claims and Losses arising from claims for the nonpayment, mispayment, or wrongful calculation of those payments.
ARTICLE 20
DISPUTE RESOLUTION
     Section 20.1 Negotiation. Prior to submitting any dispute for resolution by a court, a Party shall provide written notice to the other of the occurrence of such dispute. If the Parties have failed to resolve the dispute within fifteen (15) Business Days after such notice was given, the Parties shall seek to resolve the dispute by negotiation between senior management personnel of each Party. Such personnel shall endeavor to meet and attempt to amicably resolve the dispute. If the Parties are unable to resolve the dispute for any reason within thirty (30) Business Days after the original notice of dispute was given, then either Party shall be entitled to pursue any remedies available at law or in equity; provided, however, this Section 20.1 shall not limit a Party’s right to initiate litigation prior to the expiration of the time periods set forth in this Section 20.1 if application of such limitations would prevent a Party from filing a lawsuit or claim within the applicable period for filing lawsuits (e.g. statutes of limitation, prescription, etc.).
     Section 20.2 Jurisdiction and Venue.
     (a) Each Party agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston or Dallas, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.
     (b) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in paragraph (a) above. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 20.3 Jury Waiver. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 20.4 Costs and Expenses. The prevailing Party in any litigation pertaining to any dispute hereunder shall be entitled to recover its reasonable costs, expenses, and attorney’s fees in connection with such litigation.
ARTICLE 21
MISCELLANEOUS
     Section 21.1 Rights. The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.
     Section 21.2 Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules, and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the Services performed or the facilities utilized under this Agreement.
     Section 21.3 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles that would require the application of the laws of any other jurisdiction.

     Section 21.4 Assignments.
     (a) Shipper shall not make any assignment of all or any part of this Agreement or any of the rights or obligations hereunder unless there first shall have been obtained the written consent thereto of Gatherer, which consent shall not be unreasonably withheld, conditioned, or delayed. In connection with any proposed assignment, Shipper shall deliver to Gatherer a written proposal detailing (i) the manner in which Shipper proposes to allocate the Base Volumes and any balance then existing in the Monthly Excess Bank between Shipper and the prospective assignee and (ii) a proposed crediting mechanism for adding Monthly Excess Volumes to the Monthly Excess Bank. In the event Gatherer consents to the proposed assignment and the proposed allocation of the Base Volumes and any balance then existing in the Monthly Excess Bank, (i) the Parties shall sign an amendment to this Agreement that adjusts the Base Volumes and the balance of the Monthly Excess Bank, and (ii) Gatherer and the permitted assignee shall enter into a separate gathering agreement in a form substantially similar to this Agreement (rather than having a portion of this Agreement assigned to such permitted assignee) with the effective date of such gathering agreement being the date of execution thereof. Any permitted assignee of Shipper that executes a separate gathering agreement described in (ii) above shall not be subject to this Agreement.
     (b) Prior to the occurrence of a Termination Event, Gatherer shall neither (i) convey all or any part of the Gathering System nor assign all or any part of this Agreement to any Person (or an Affiliate or relative of such Person) that owns, or has a leasehold interest in, surface or minerals located within the Dedicated Area as of the Effective Date, or (ii) enter into any other transaction pursuant to which control over all or any part of the Gathering System is transferred to any Person (or an Affiliate or relative of such Person) that owns, or has a leasehold interest in, surface or minerals located within the Dedicated Area as of the Effective Date.
     (c) Subject to the other subsections of this Section 21.4, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties, and shall be binding upon any purchaser of the Gathering System and upon any purchaser of Shipper’s Interests in the Dedicated Area or of Shipper’s Interests in the Non-Dedicated Area Connected Wells. Any assignment or sublease by Shipper of any of Shipper’s Interests in the Dedicated Area, or of Shipper’s Interests in the Non-Dedicated Area Connected Wells shall be completed in accordance with the obligations set forth in this Section 21.4 and Section 2.3 of this Agreement. Any assignment or sublease by Gatherer of any of interest in the Gathering System shall be completed in accordance with the obligations set forth in Section 2.3 of this Agreement. Any attempted assignment of this Agreement in violation of this Section 21.4 shall be null and void.
     (d) Gatherer shall maintain uniformity of interest across the entire Gathering System such that any Person that owns an interest in the Gathering System has a uniform interest across the entire Gathering System. In furtherance thereof, any assignment by Gatherer of any interest in the Gathering System must include a uniform undivided interest in the entire Gathering System.

     (e) Upon the assignment by Shipper of any interest in this Agreement, any of Shipper’s Interests in the Dedicated Area or any of Shipper’s Interests in the Non-Dedicated Area Connected Wells, Shipper (but not its assignee) shall be released from liability hereunder for obligations, accruing hereunder after the effective date of such assignment, with respect to the interests assigned, except for the obligation to make Monthly Shortfall Payments hereunder. Upon the assignment by Gatherer of all of its rights and obligations hereunder, Gatherer (but not its assignee) shall be released from liability hereunder for obligations accruing hereunder after the effective date of such assignment. Upon the assignment by Gatherer of less than all of its rights and obligations hereunder, Gatherer shall not be released from any liability hereunder.
       Section 21.5 Set-off.
     (a) All payments required to be made hereunder by Shipper shall be (i) absolute and unconditional, (ii) calculated without reference to any netting, set-off, counterclaim or other right which Shipper may have against Gatherer, including, without limitation, any right to set-off against any amounts owed by Gatherer under this Agreement or any other Transaction Document, and (iii) made free and clear of and without any deduction for or on account of any such netting, set-off or counterclaim.
     (b) Gatherer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to net, set-off and apply any payments owing to Gatherer against any and all of the obligations of Shipper under this Agreement or any other Transaction Document. Gatherer agrees to promptly notify Shipper after any such netting, set-off or application is made; provided that the failure to give such notice shall not affect the validity of such netting, set-off or application.
     Section 21.6 Published Indices. Unless expressly provided otherwise herein, in the event any published price index referred to in this Agreement fails (whether due to market disruption events or otherwise) or ceases to publish the applicable prices, rates or other information referred to in this Agreement, changes the heading or format under which such information is published, changes the source of information which it publishes under such heading or format, or ceases publication altogether, then (i) Gatherer and Shipper shall for thirty (30) Days thereafter diligently attempt to designate a mutually acceptable comparable alternative source for the same or equivalent information, whereupon the Parties will thereafter use such designated alternative source, and (ii) if no such mutually acceptable comparable alternative source is agreed upon within such thirty (30) Days, Gatherer will designate a comparable and reasonable alternative source for the same or equivalent information, whereupon the Parties will thereafter use such designated alternative source.
     Section 21.7 Exhibits. The following Exhibits are attached to this Agreement and are incorporated herein by this reference:
Exhibit A — Map of Dedicated Area
Exhibit B — Dedicated Area Description
Exhibit C — Base Volumes
Exhibit D — Wellhead Meters

Exhibit E — Delivery Points
Exhibit F — Sub-Systems
Exhibit G — Trigger Event Example
Exhibit H — Gas Quality Specifications
Exhibit I — Monthly Average Receipt Point Pressure Example
Exhibit J — Gathering System
Exhibit K — Monthly Excess Bank Example
Exhibit L — Memorandum of Gas Gathering Agreement
     Section 21.8 Entire Agreement, Amendments. This Agreement, including, without limitation, all exhibits hereto, and the other Transaction Documents integrate the entire understanding between the Parties with respect to the subject matter covered and supersede all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.
     Section 21.9 Waivers. No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.
     Section 21.10 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, FOR THE AVOIDANCE OF DOUBT, LOST PRODUCTION, DELAYED PRODUCTION OF HYDROCARBONS AND LOST OPPORTUNITY TO RECEIVE GATHERING FEES AND COMMODITY FEES THROUGHOUT THE TERM SHALL BE CONSIDERED A DIRECT DAMAGE. IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE, OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY HEREUNDER TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY UNAFFILIATED THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD-

PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.
     Section 21.11 Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.
     Section 21.12 Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by law.
     Section 21.13 No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary, or partnership duty, obligation, or liability on or with regard to either Party.
     Section 21.14 Rules of Construction. In construing this Agreement, the following principles shall be followed:
     (a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
     (b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     (c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and
     (d) the plural shall be deemed to include the singular and vice versa, as applicable.
     Section 21.15 No Third Party Beneficiaries. Except for parties indemnified hereunder, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third-party beneficiary of this Agreement.
     Section 21.16 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
     Section 21.17 No Inducements. No director, employee, or agent of any Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement.
     Section 21.18 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective on the date first set forth above.

GATHERER: PIÑON GATHERING COMPANY, LLC
By:	TCW Asset Management Company, its Manager:

By:	/s/ Clayton R. Taylor
Clayton R. Taylor
Vice President

By:	/s/ Kurt A. Talbot
Kurt A. Talbot
Managing Director

SHIPPER: SANDRIDGE EXPLORATION AND PRODUCTION, LLC
By:	/s/ Richard J. Gognat
Richard J. Gognat
Senior Vice President

EXHIBIT A
DEDICATED AREA
EXHIBIT A — Page 1

EXHIBIT B
DEDICATED AREA

SECTION	BLK	SURVEY	RRD	COUNTY	STATE	Approx. Acres
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
4	4	H&TC RR CO	8	Pecos	Texas	317.69
9	600	MA CLAY	8	Pecos	Texas	1,178.00
29	138	T&STL RR CO	8	Pecos	Texas	627.07
33	138	T&STL RR CO	8	Pecos	Texas	660.31
12	108	EL&RR RR CO	8	Pecos	Texas	320.98
26	2	TC RR CO	8	Pecos	Texas	648.81
41	2	TC RR CO	8	Pecos	Texas	637.43
42	2	TC RR CO	8	Pecos	Texas	634.06
43	2	TC RR CO	8	Pecos	Texas	647.15
44	2	TC RR CO	8	Pecos	Texas	644.17
48	2	TC RR CO	8	Pecos	Texas	644.84
20	138	T&STL RR CO	8	Pecos	Texas	642.87
22	138	T&STL RR CO	8	Pecos	Texas	646.55
23	138	T&STL RR CO	8	Pecos	Texas	648.90
27	138	T&STL RR CO	8	Pecos	Texas	625.40
28	138	T&STL RR CO	8	Pecos	Texas	629.63
30	138	T&STL RR CO	8	Pecos	Texas	631.48
31	138	T&STL RR CO	8	Pecos	Texas	655.78
32	138	T&STL RR CO	8	Pecos	Texas	656.45
34	138	T&STL RR CO	8	Pecos	Texas	660.82
35	138	T&STL RR CO	8	Pecos	Texas	663.67
19	2	TC RR CO	8	Pecos	Texas	654.46
20	2	TC RR CO	8	Pecos	Texas	658.82
22	2	TC RR CO	8	Pecos	Texas	650.57
23	2	TC RR CO	8	Pecos	Texas	638.27
45	2	TC RR CO	8	Pecos	Texas	639.36
46	2	TC RR CO	8	Pecos	Texas	643.62
47	2	TC RR CO	8	Pecos	Texas	641.39
50	2	TC RR CO	8	Pecos	Texas	634.19
51	2	TC RR CO	8	Pecos	Texas	635.03
24	2	TC RR CO	8	Pecos	Texas	637.71
25	2	TC RR CO	8	Pecos	Texas	650.96
27	2	TC RR CO	8	Pecos	Texas	650.08
28	2	TC RR CO	8	Pecos	Texas	648.97
29	2	TC RR CO	8	Pecos	Texas	643.17
7	600	JM HOLBROOK	8	Pecos	Texas	1,172.48
6	600	ELIJAH ROBERTS	8	Pecos	Texas	1,179.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
5	600	FRANCISCO PINA	8	Pecos	Texas	1,184.01
19	138	T&STL RR CO	8	Pecos	Texas	644.55
71	2	TC RR CO	8	Pecos	Texas	640.77
1	159	GH&SA RR CO	8	Pecos	Texas	638.19
3	159	GH&SA RR CO	8	Pecos	Texas	640.26
4	159	GH&SA RR CO	8	Pecos	Texas	673.67
18	2	H&TC RR CO	8	Pecos	Texas	1,296.48
2	168	MRS J P MULLINS	8	Pecos	Texas	1,263.35
2	4	H&TC RR CO	8	Pecos	Texas	302.08
3	4	H&TC RR CO	8	Pecos	Texas	304.65
21	2	TC RR CO	8	Pecos	Texas	650.55
21	138	T&STL RR CO	8	Pecos	Texas	649.84
EXHIBIT B - Page 1

EXHIBIT B
DEDICATED AREA

SECTION	BLK	SURVEY	RRD	COUNTY	STATE	Approx. Acres
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
4	4	H&TC RR CO	8	Pecos	Texas	317.69
4	4	H&TC RR CO	8	Pecos	Texas	317.69
4	4	H&TC RR CO	8	Pecos	Texas	317.69
4	4	H&TC RR CO	8	Pecos	Texas	317.69
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
25	138	T&STL RR CO	8	Pecos	Texas	627.96
4	110	D&SE RR CO	8	Pecos	Texas	300.93
11	108	EL&RR RR CO	8	Pecos	Texas	316.91
12	108	EL&RR RR CO	8	Pecos	Texas	320.98
8	110A	BS&F	8	Pecos	Texas	641.42
52	2	TC RR CO	8	Pecos	Texas	646.05
56	2	TC RR CO	8	Pecos	Texas	643.10
67	2	TC RR CO	8	Pecos	Texas	631.09
70	2	TC RR CO	8	Pecos	Texas	646.89
4	600	J N SIMS	8	Pecos	Texas	1,257.16
2	600	JA DECKIE	8	Pecos	Texas	1,214.05
2	600	JA DECKIE	8	Pecos	Texas	1,214.05
22	138	T&STL RR CO	8	Pecos	Texas	646.55
22	138	T&STL RR CO	8	Pecos	Texas	646.55
24	138	T&STL RR CO	8	Pecos	Texas	648.66
26	138	T&STL RR CO	8	Pecos	Texas	623.91
27	138	T&STL RR CO	8	Pecos	Texas	625.40
27	138	T&STL RR CO	8	Pecos	Texas	625.40
19	139	T&STL RR CO	8	Pecos	Texas	650.61
30	139	T&STL RR CO	8	Pecos	Texas	634.38
31	139	T&STL RR CO	8	Pecos	Texas	666.78
39	2	TC RR CO	8	Pecos	Texas	642.43
40	2	TC RR CO	8	Pecos	Texas	631.14
46	2	TC RR CO	8	Pecos	Texas	643.62
46	2	TC RR CO	8	Pecos	Texas	643.62
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
53	2	TC RR CO	8	Pecos	Texas	646.29
24	2	TC RR CO	8	Pecos	Texas	637.71
24	2	TC RR CO	8	Pecos	Texas	637.71
24	2	TC RR CO	8	Pecos	Texas	637.71
24	2	TC RR CO	8	Pecos	Texas	637.71
28	2	TC RR CO	8	Pecos	Texas	648.97
EXHIBITS - Page 2

EXHIBIT B
DEDICATED AREA

SECTION	BLK	SURVEY	RRD	COUNTY	STATE	Approx. Acres
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
6	600	ELIJAH ROBERTS	8	Pecos	Texas	1,179.18
6	600	ELIJAH ROBERTS	8	Pecos	Texas	1,179.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
1	182	TC RR CO	8	Pecos	Texas	603.11
36	138	T&STL RR CO	8	Pecos	Texas	664.64
36	138	T&STL RR CO	8	Pecos	Texas	664.64
54	2	TC RR CO	8	Pecos	Texas	637.41
55	2	TC RR CO	8	Pecos	Texas	632.55
57	2	TC RR CO	8	Pecos	Texas	638.58
65	2	TC RR CO	8	Pecos	Texas	635.79
66	2	TC RR CO	8	Pecos	Texas	644.73
68	2	TC RR CO	8	Pecos	Texas	642.36
69	2	TC RR CO	8	Pecos	Texas	648.55
71	2	TC RR CO	8	Pecos	Texas	640.77
71	2	TC RR CO	8	Pecos	Texas	640.77
1	159	GH&SA RR CO	8	Pecos	Texas	638.19
1	159	GH&SA RR CO	8	Pecos	Texas	638.19
3	159	GH&SA RR CO	8	Pecos	Texas	640.26
3	159	GH&SA RR CO	8	Pecos	Texas	640.26
4	159	GH&SA RR CO	8	Pecos	Texas	673.67
4	159	GH&SA RR CO	8	Pecos	Texas	673.67
4	159	GH&SA RR CO	8	Pecos	Texas	673.67
3	600	H C KINGSTON	8	Pecos	Texas	1,204.08
10	110A	BS&F	8	Pecos	Texas	652.51
7	110A	BS&F	8	Pecos	Texas	646.72
9	110A	BS&F	8	Pecos	Texas	638.47
18	2	H&TC RR CO	8	Pecos	Texas	1,296.48
18	2	H&TC RR CO	8	Pecos	Texas	1,296.48
18	2	H&TC RR CO	8	Pecos	Texas	1,296.48
18	2	H&TC RR CO	8	Pecos	Texas	1,296.48
1	4	H&TC RR CO	8	Pecos	Texas	300.79
1	4	H&TC RR CO	8	Pecos	Texas	300.79
2	4	H&TC RR CO	8	Pecos	Texas	302.08
2	4	H&TC RR CO	8	Pecos	Texas	302.08
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
5	4	H&TC RR CO	8	Pecos	Texas	317.38
EXHIBIT B - Page 3

EXHIBIT B
DEDICATED AREA

SECTION	BLK	SURVEY	RRD	COUNTY	STATE	Approx. Acres
5	4	H&TC RR CO	8	Pecos	Texas	317.38
6	4	H&TC RR CO	8	Pecos	Texas	316.50
6	4	H&TC RR CO	8	Pecos	Texas	316.50
6	4	H&TC RR CO	8	Pecos	Texas	316.50
6	4	H&TC RR CO	8	Pecos	Texas	316.50
2	108	HANNAH DONAHUE ALIAS ALEXANDER	8	Pecos	Texas	1,133.75
6	2	H&TC RR CO	8	Pecos	Texas	648.09
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
7	2	H&TC RR CO	8	Pecos	Texas	1,298.18
4	4	H&TC RR CO	8	Pecos	Texas	317.69
4	4	H&TC RR CO	8	Pecos	Texas	317.69
4	4	H&TC RR CO	8	Pecos	Texas	317.69
4	4	H&TC RR CO	8	Pecos	Texas	317.69
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
9	600	MA CLAY	8	Pecos	Texas	1,178.00
4	110	D&SE RR CO	8	Pecos	Texas	300.93
4	110	D&SE RR CO	8	Pecos	Texas	300.93
22	138	T&STL RR CO	8	Pecos	Texas	646.55
22	138	T&STL RR CO	8	Pecos	Texas	646.55
27	138	T&STL RR CO	8	Pecos	Texas	625.40
27	138	T&STL RR CO	8	Pecos	Texas	625.40
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
51	2	TC RR CO	8	Pecos	Texas	635.03
24	2	TC RR CO	8	Pecos	Texas	637.71
24	2	TC RR CO	8	Pecos	Texas	637.71
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
28	2	TC RR CO	8	Pecos	Texas	648.97
EXHIBIT B - Page 4

EXHIBIT B
DEDICATED AREA

SECTION	BLK	SURVEY	RRD	COUNTY	STATE	Approx. Acres
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
29	2	TC RR CO	8	Pecos	Texas	643.17
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
8	600	SS STUBBLEFIELD	8	Pecos	Texas	1,167.18
71	2	TC RR CO	8	Pecos	Texas	640.77
71	2	TC RR CO	8	Pecos	Texas	640.77
1	159	GH&SA RR CO	8	Pecos	Texas	638.19
1	159	GH&SA RR CO	8	Pecos	Texas	638.19
3	159	GH&SA RR CO	8	Pecos	Texas	640.26
3	159	GH&SA RR CO	8	Pecos	Texas	640.26
18	2	H&TC RR CO	8	Pecos	Texas	1,296.48
18	2	H&TC RR CO	8	Pecos	Texas	1,296.48
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
3	4	H&TC RR CO	8	Pecos	Texas	304.65
5	4	H&TC RR CO	8	Pecos	Texas	317.38
5	4	H&TC RR CO	8	Pecos	Texas	317.38
6	4	H&TC RR CO	8	Pecos	Texas	316.50
6	4	H&TC RR CO	8	Pecos	Texas	316.50
6	4	H&TC RR CO	8	Pecos	Texas	316.50
6	4	H&TC RR CO	8	Pecos	Texas	316.50
EXHIBIT B - Page 5

EXHIBIT C

BASE VOLUMES
***
EXHIBIT C — Page 1